Exhibit 2.1
Execution Version

______________________________________________________________________________
STOCK PURCHASE AGREEMENT
by and among
IFR SYSTEMS, INC.,
LOCKMAN ELECTRONIC HOLDINGS LIMITED,
AEROFLEX TEST SOLUTIONS LIMITED
and
VIAVI SOLUTIONS INC.
Dated as of February 1, 2018
______________________________________________________________________________

i

ii

Annex A –	Conveyed Entities

Annex B –	Accounting policies, procedures and estimates used in the preparation of Closing Date Net Working Capital

Annex C –	[Reserved]

Annex D –	Form of Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT is made and entered into effective as of February 1, 2018, by and among IFR Systems, Inc., a Delaware corporation (“IFR”), Lockman Electronic Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (“Lockman”), Aeroflex Test Solutions Limited, a private company limited by shares incorporated under the laws of England and Wales (“ATS” and, together with IFR and Lockman, the “Sellers”, and each a “Seller”), and Viavi Solutions Inc., a Delaware corporation (“Buyer”). Each of the Sellers and Buyer are referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Sellers directly or indirectly own the Conveyed Entity Equity Interests (as defined below); and
WHEREAS, the Parties desire that, in exchange for the Closing Consideration Amount, at the Closing, the Sellers shall sell and transfer to Buyer, and Buyer shall purchase from the Sellers, all of the Conveyed Entity Equity Interests.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I.
DEFINITIONS
Section 1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.
“2017 Financials” shall have the meaning set forth in Section 5.5(d).
“338(g) Election” shall have the meaning set forth in Section 5.13(g).
“338(h)(10) Election” shall have the meaning set forth in Section 5.13(g).
“Accounting Expert” shall have the meaning set forth in Section 2.3(e).
“Acquired Person” shall have the meaning set forth in Section 5.17(b)(ii).
“Action” means any action, claim, complaint, demand, cause of action, litigation, investigation, proceeding, petition, suit or arbitration, whether criminal or civil, at law or in equity.

“Aeroflex Marks” shall have the meaning set forth in Section 5.12(a).
“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, following the Closing, the Conveyed Entities shall be Affiliates of Buyer.
“Aggregate Liability Limit” shall have the meaning set forth in Section 8.5(b).
“Agreement” means this Stock Purchase Agreement, as the same may be amended or supplemented, together with all schedules, annexes and exhibits attached hereto.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the U.K. Bribery Act of 2010; or any other applicable Laws relating to bribery or corruption.
“ATS” shall have the meaning set forth in the Preamble.
“Audit” shall have the meaning set forth in Section 5.13(d)(i).
“Balance Sheet Date” means December 31, 2017.
“Base Consideration Amount” shall have the meaning set for in Section 2.2(a).
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.
“Business Entity Employee” means an employee of any Seller or any Affiliate of a Seller that is not a Conveyed Entity who primarily provides services to the business of a Conveyed Entity at the Closing.
“Business Indemnitees” shall have the meaning set forth in Section 5.7(a).
“Business Intellectual Property” means the Intellectual Property owned or licensed by the Conveyed Entities.
“Business NDAs” shall have the meaning set for in Section 5.24(b).
“Business Records” means all books and records of the Conveyed Entities and all data and records of the respective businesses of the Conveyed Entities on whatever media and wherever located.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Consent Expenses” shall have the meaning set forth in Section 5.15(d).

“Buyer Indemnitees” shall have the meaning set forth in Section 8.2.
“Buyer Released Claims” shall have the meaning set forth in Section 5.16(a).
“Buyer Releasors” shall have the meaning set forth in Section 5.16(a).
“Buyer Taxes” shall have the meaning set forth in Section 5.13(a)(ii).
“CGT Clearance Certificate” shall have the meaning set forth in Section 2.5(b)(iv).
“Closing” shall have the meaning set forth in Section 2.5(a).
“Closing Consideration Amount” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 2.5(a).
“Closing Date Cash” means the total amount of cash and cash equivalents (including (i) marketable securities and (ii) short term investments), net of any outstanding checks, electronic payments and bank overdrafts of the Conveyed Entities, as of 11:59 P.M. on the date immediately prior to the Closing Date, calculated on a consolidated basis.
“Closing Date Indebtedness” means the total amount of Indebtedness of the Conveyed Entities as of the Closing.
“Closing Date Net Working Capital” means (a) the sum of the total current assets (excluding Closing Date Cash, all income Tax assets, all R&D tax credits and all deferred Tax assets) of the Conveyed Entities as of 11:59 P.M. on the date immediately prior to the Closing Date, minus (b) the sum of the total current liabilities (excluding Indebtedness, current liabilities to the extent any check, electronic payment or draft for such liabilities is outstanding and the amount of such check, electronic payment or draft has been deducted from Closing Date Cash, all income Tax liabilities and all deferred Tax liabilities) and all deferred revenue and deferred income that is not a current liability of the Conveyed Entities as of 11:59 P.M. on the date immediately prior to the Closing Date, each as calculated on a consolidated basis in accordance with the accounting policies, procedures and estimates as set forth in Annex B, which includes an example of a calculation thereof as at the Balance Sheet Date. For the avoidance of doubt, the determination of Closing Date Net Working Capital shall take into account only the same line items set forth on Annex B and shall be subject to the last sentence of Section 5.10(b).
“Closing Date Statement” shall have the meaning set forth in Section 2.2(b).
“Cobham” means Cobham Holdings Inc., a Delaware corporation.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Tax Return” shall have the meaning set forth in Section 5.13(b)(i).
“Confidential Information” shall have the meaning set forth in Section 5.17(d).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.4.
“Continued Employees” shall have the meaning set forth in Section 5.2(a).
“Contract” means any legally binding contract, agreement or instrument.
“Conveyed Entities” means those entities set forth on Annex A and each of the Conveyed Entities shall be referred to individually as a “Conveyed Entity.”
“Conveyed Entity Equity Interests” means all of the allotted, issued, to be issued and outstanding Equity Securities of the Conveyed Entities.
“Conveyed Entity Guarantee” shall have the meaning set forth in Section 5.27.
“Conveyed Entity Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred in connection with the sale process for the Conveyed Entities or otherwise relating to the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the Transactions, in each case, to the extent unpaid as of Closing and payable by a Conveyed Entity, including: (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transactions; (ii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the Transactions; (iii) all brokers’, finders’ or similar fees in connection with the Transactions; (iv) fees, costs, expenses or payments relating to any change of control transaction, stay, severance, termination, or retention or similar bonuses or obligations payable in the future or due by any Conveyed Entity in connection with the Transactions, including the employer portion of any payroll, employment, social security or other Taxes payable in connection therewith; and (v) fifty percent (50%) of the costs and expenses of the D&O Insurance. For the avoidance of doubt, Conveyed Entity Transaction Expenses shall not include any Buyer Consent Expenses.
“Copyrights” means all copyrights (including all registrations and applications to register the same, and all unregistered copyrights).
“D&O Insurance” shall have the meaning set forth in Section 5.7(b).
“Debt Financing” means all financing proposed to be incurred by Buyer or any of its Subsidiaries in connection with the Transactions.
“Debt Payoff Letter” means a payoff letter in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of each applicable Conveyed Entity arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to each applicable Conveyed Entity all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness.

“Deductible” shall have the meaning set forth in Section 8.5(a).
“De Minimis Threshold” shall have the meaning set forth in Section 8.5(a) of the Seller Disclosure Schedule.
“Direct Claim Notice” shall have the meaning set forth in Section 8.4(a).
“Direct Transferred Equity Interests” means all of the allotted, issued, outstanding and to be issued Equity Securities of the Conveyed Entities listed on Annex A as being directly owned by a Seller.
“Directly Held Conveyed Entities” shall have the meaning set forth in Section 2.5(b)(vi).
“Dispute” shall have the meaning set forth in Section 9.3(a).
“Domain Names” means Internet domain names and uniform resource locators.
“Effective Time” shall have the meaning set forth in Section 2.5(a).
“Employee Plans” means and includes (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including but not limited to each pension, profit sharing, 401(k), health, welfare, life, post-employment or retirement health, welfare or life insurance, and disability plan, and (b) each severance, deferred compensation, stock option, phantom stock, stock appreciation right, employee stock ownership, restricted stock unit, equity or equity-based compensation, employment, collective bargaining, termination, change-in-control, transaction, retention, fringe benefit, sick leave, supplemental unemployment, vacation pay, anniversary, employee loan, bonus or incentive compensation plan, policy, agreement, plan, arrangement, or program, whether or not subject to ERISA and in each case whether of an individual or collective nature and including commitments based on works customs (whether funded or unfunded); and in each case of the foregoing clauses (a) and (b), that is maintained, sponsored or contributed to by any Seller or any of the Conveyed Entities, or with respect to which any Seller or any Conveyed Entity is a party, for the benefit of any Entity Employee, or any spouses, dependents or beneficiaries of such individuals. Notwithstanding the foregoing, Employee Plans shall exclude any plan or program that would otherwise be an Employee Plan but is required by statute or sponsored, maintained or administered by any Governmental Entity.
“Encumbrance” means any lien, encumbrance, security interest, pledge, charge, option, lease, license, mortgage, deed of trust, hypothecation, easement, encroachment, real property title defect, right of first offer, right of first refusal, conditional sale or restriction on transfer of title or voting, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.
“Enforceability Exceptions” shall have the meaning set forth in Section 3.2.

“Entity Employee” means (i) any current or former employee of any Conveyed Entity, (ii) any material consultant, director, independent contractor or advisor of any Conveyed Entity and (iii) any Business Entity Employee.
“Environmental Claim” shall have the meaning set forth in Section 8.7.
“Environmental Law” means any applicable Law relating to the protection of the environment, occupational health and safety, or the presence, use, handling, treatment, storage or disposal of or exposure to Hazardous Materials.
“Environmental Permits” shall have the meaning set forth in Section 3.19(c).
“Equity Securities” means (a) the shares in the capital of a corporation or company; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into, subscribe for or otherwise receive any of the foregoing, in any such case, whether owned or held beneficially, of record or legally.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.
“Estimated Closing Consideration Amount” shall have the meaning set forth in Section 2.2(c).
“Estimated Closing Date Cash” shall have the meaning set forth in Section 2.2(c).
“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 2.2(c).
“Estimated Closing Date Net Working Capital” shall have the meaning set forth in Section 2.2(c).
“Estimated Conveyed Entity Transaction Expenses” shall have the meaning set forth in Section 2.2(c).
“Export Control Laws” means all United States and applicable foreign Laws pertaining to trade and economic sanctions, export and import controls, and anti-boycott requirements, including without limitation, the Arms Export Control Act (22 U.S.C. Chapter 39), ITAR, the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), the U.S. Departments of State and Homeland Security, Her Majesty’s Treasury of the United Kingdom, the United Nations, the European Union, EU member states, and other relevant sanctions and export control authorities.
“Final Closing Consideration Amount” shall have the meaning set forth in Section 2.3(b).

“Financial Statements” shall have the meaning set forth in Section 3.6.
“Fundamental Representations” shall have the meaning set forth in Section 8.1.
“Government Contracts” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change orders, between a Conveyed Entity (or any Seller or any of its Affiliates (other than the Conveyed Entities) relating to the business of any Conveyed Entity) and (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor of any Governmental Entity in its capacity as a prime contractor, or (c) any higher-tier subcontractor with respect to any contract of a type described in clauses (a) or (b) above. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.
“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, county, local or government, regulatory or administrative authority, or any agency, organization, bureau, board, commission, court, department, tribunal, judicial, or any arbitral instrumentality.
“Governmental Filings” shall have the meaning set forth in Section 3.4.
“G.P.A.” shall have the meaning set forth in Section 5.13(e)(ii)(1).
“Group Relief” means (a) any losses, allowance or other amount eligible for relief under Part 5 of Corporation Tax Act 2010, (b) any tax refund which may be surrendered under section 963 of the Corporation Tax Act 2010, (c) any eligible unrelieved foreign tax which may be surrendered under the Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001, SI 2001/1163, and (d) group relief for the purposes of Part 12, Chapter 5 TCA.
“H.M.R.C.” shall have the meaning set forth in Section 5.13(e)(ii)(1).
“Hazardous Materials” means any substance that is listed, defined, designated or classified as hazardous, toxic or a pollutant, or that could otherwise give rise to liability, under applicable Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon and other radioactive elements.
“High-End Base Net Working Capital” shall have the meaning set forth in Section 1.1 of the Seller Disclosure Schedule.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IFR” shall have the meaning set forth in the Preamble.

“IFRS” means the International Financial Reporting Standards (including international accounting standards, international financial reporting standards and interpretations of such standards) as formally adopted for use in the European Union under EU Regulation 1606/2002.
“IFRS as adopted by IASB” shall have the meaning set forth in Section 5.5(d).
“Indebtedness” means, with respect to any Person, without duplication, (i) the unpaid principal amount of, accrued interest, premiums, penalties, breakage fees, termination amounts and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the Transactions) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of such Person and (B) indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations under capitalized leases with respect to which such Person is liable, determined on a consolidated basis in accordance with IFRS; (iii) all obligations of such Person upon which interest charges are customarily paid; (iv) all obligations of such Person under any interest rate or currency swap or other hedging transactions (valued at the termination value thereof), including all obligations in respect of breakage costs, close out amounts, unwind costs, termination costs, redemption costs and other similar charges; (v) all obligations of such Person with respect to letters of credit issued for the account of such Person, surety bonds, performance bonds, warranty or similar guaranties of performance obligations, banker’s acceptance or similar transactions, in each case, only to the extent amounts are drawn and are unpaid or are otherwise due and payable; (vi) any amounts for the deferred purchase price of stocks, assets, goods and services, including any earn out liabilities associated with past acquisitions; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by or for the benefit of such Person; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which such a Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, “Indebtedness” shall not include accounts payable to trade creditors or accrued expenses incurred, and deferred revenues arising, in the ordinary course of business to the extent included as liabilities in the Closing Date Net Working Capital.
“Indemnification Limit” shall have the meaning set forth in Section 8.5(b).
“Indemnified Claim” shall have the meaning set forth in Section 8.4(a).
“Indemnified Party” shall have the meaning set forth in Section 8.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).
“Insurance Policies” shall have the meaning set forth in Section 5.14.
“Intellectual Property” means all Trademarks, Patents, Copyrights, Domain Names and Trade Secrets in any jurisdiction, in each case, to the extent recognized under the Laws of such jurisdiction.

“International Benefit Plan” shall have the meaning set forth in Section 3.17(a).
“Inventory Amount” shall have the meaning set forth in Section 2.3(j).
“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.).
“IT Assets” shall have the meaning set forth in Section 3.18(g).
“Knowledge of Buyer” means the actual knowledge of the following personnel of Buyer within the scope of their employment responsibilities, as well as the knowledge any of the following personnel would have after reasonable inquiry and investigation of such personnel’s direct reports having primary managerial and supervisory responsibilities over the applicable subject matter: Amar Maletira and Kevin Siebert.
“Knowledge of Sellers” means the actual knowledge of the following individuals within the scope of their employment responsibilities, as well as the knowledge any of the following personnel would have after reasonable inquiry and investigation of such personnel’s direct reports having primary managerial and supervisory responsibilities over the applicable subject matter: Ryan Panos, Marv Rozner, Dan Kelly, Ian Langley, Stefan Popa and Evan Gray.
“Law” means any act, statute, code, rule, regulation, order, decree, ordinance, directive, legal binding guidance document, common law, rule of equity or other pronouncement of any Governmental Entity having the effect of law.
“Leased Real Property” shall have the meaning set forth in Section 3.10(b).
“Lenders” means the lenders and potential lenders of Buyer and its Subsidiaries.
“Liability Limit” shall have the meaning set forth in Section 8.5(b).
“Licensed Parties” shall have the meaning set forth in Section 5.12(e).
“Licensees” shall have the meaning set forth in Section 5.12(b).
“Lockman” shall have the meaning set forth in the Preamble.
“Loss” or “Losses” means any and all losses, liabilities (including the requirement to pay or repay any amount in respect of a payable research and development Tax credit under Laws of the United Kingdom Law or the Laws of Ireland), awards, fines, deficiencies, damages, claims, Taxes, interests, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees and other costs and expenses incurred in investigating, preparing or defending the foregoing); but for the avoidance of doubt does not include any exemplary or punitive damages (other than in connection with any Third Party Claims).
“Low-End Base Net Working Capital” shall have the meaning set forth in Section 1.1 of the Seller Disclosure Schedule.

“Material Adverse Effect” means (x) any change, occurrence, circumstance or event that, individually or together with other changes, occurrences, circumstances or events, has had a material adverse effect on the businesses, results of operations or financial condition of the Conveyed Entities, taken as a whole; provided, however, that none of the following shall be taken into account when determining whether or not a Material Adverse Effect has occurred: (a) general economic conditions in any of the markets or geographical areas in which a Conveyed Entity operates; (b) any change in economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations; (c) any conditions generally affecting any of the industries in which the Conveyed Entities operate; (d) acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in Law, IFRS or other applicable accounting standards or interpretations thereof; (f) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has consented in writing; (g) any failure, in and of itself, to meet internal projections, public estimates or expectations with respect to a Conveyed Entity (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (h) any seasonal changes to the business of the Conveyed Entities arising in the ordinary course of business; (i) the failure to obtain any consent, permit, authorization, clearance, waiver or approval required in connection with the Transaction or (j) the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of the Conveyed Entities, including the resignation of any employee of any Conveyed Entity as a result of the foregoing (provided, that this clause (j) shall not apply with respect to any representation or warranty that addresses consequences of execution, delivery or performance of this Agreement or any Transaction Documents or the consummation of the Transactions); provided, however, that in the event that the Conveyed Entities, taken as a whole, are disproportionately affected by any change, occurrence, circumstance, state of facts or event described in clause (a), (b), (c), (d), (e) or (h), relative to other participants in the businesses and industries in which the Conveyed Entities operate, the extent to which such change, occurrence, circumstance or event has a greater adverse effect on the Conveyed Entities relative to such other participants shall be taken into account in determining whether a Material Adverse Effect has occurred, and (y) any change, occurrence, circumstance or event that has had a material adverse effect on the ability of the Sellers or Cobham to perform their obligations under this Agreement or that would prevent the consummation by the Sellers of the Transactions.
“Material Contracts” shall have the meaning set forth in Section 3.14(a).
“Net Working Capital Adjustment Amount” means the amount by which Closing Date Net Working Capital exceeds the High-End Base Net Working Capital, or the amount by which the Low-End Base Net Working Capital exceeds the Closing Date Net Working Capital, as applicable (which amount will be reflected as (i) a positive number if the Closing Date Net

Working Capital exceeds the High-End Base Net Working Capital and (ii) a negative number if the Low-End Base Net Working Capital exceeds the Closing Date Net Working Capital). For the avoidance of doubt, if the Closing Date Net Working Capital is equal to or exceeds the Low-End Base Net Working Capital but does not exceed the High-End Base Net Working Capital, the Net Working Capital Adjustment Amount shall be $0.
“Non-Business Entity Employee” means an employee of a Conveyed Entity who primarily provides services to the business of a Seller or an Affiliate of a Seller that is not the business of a Conveyed Entity.
“Non De Minimis Damages” shall have the meaning set forth in Section 8.5(a).
“Objection Disputes” shall have the meaning set forth in Section 2.3(d).
“Omitted Asset” shall have the meaning set forth in Section 5.15(b).
“Open Source Software” means software that is, contains or is derived from software distributed as freeware, shareware or open source software, or under similar licensing or distribution models that (a) require the licensing, disclosure or distribution of source code to any other Person; (b) prohibit or limit the receipt of consideration in connection with licensing or distributing any software; (c) allow any Person to decompile, disassemble or reverse engineer any software; (d) require the licensing or distribution of any software to any other Person for the purpose of making derivative works; or (e) otherwise are identified as open source licensing or distribution models by the Open Source Initiative at www.opensource.org or the Free Software Foundation at www.fsf.org.
“Outside Date” shall have the meaning set forth in Section 7.1(b).
“Owned Real Property” shall have the meaning set forth in Section 3.10(a).
“Party” shall have the meaning set forth in the Preamble.
“Parties” shall have the meaning set forth in the Preamble.
“Patents” means all patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.
“Payoff Indebtedness” shall have the meaning set forth in Section 2.2(d)(ii).
“Permitted Encumbrance” means (a) statutory Encumbrances arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not delinquent; (b) requirements and restrictions of zoning, building and other Laws that do not materially impair the current use or operation of the Real Property; (c) statutory liens for Taxes, assessments or other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which the Conveyed Entities have established adequate reserves in accordance with IFRS; (d) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent incurred in the ordinary course of business; (e) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey with respect to the Real Property and other Encumbrances of record, in each case, that do not materially impair the current use or operation of the Real Property; (f) all encroachments, overlaps, overhangs, rights-of-way, servitudes and easements, and variations in area or measurement which would be disclosed by an accurate survey or physical inspection of the Real Property that do not materially impair the current use or operation of the Real Property; (g) leases for Real Property, to the extent disclosed in Section 3.10(b) or Section 3.14(a) of the Seller Disclosure Schedule; (h) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations; (i) liens arising under equipment leases with third parties entered into in the ordinary course of business; (j) non-monetary Encumbrances which are not reasonably likely to materially impair the continued use of the asset or property to which they relate, as used on the date hereof; or (k) Encumbrances under securities Laws.
“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.
“Post-Closing Share” means all Taxes due with respect to a Straddle Period other than the Pre-Closing Share of the Taxes due with respect to such Straddle Period.
“Post-Closing Tax Period” means any tax period beginning after the Closing Date.
“Pre-Closing Share” means, with respect to a Straddle Period, (i) in the case of real property, personal property and similar ad valorem Taxes, the total amount of such Taxes due for the Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period, and (ii) in the case of all other Taxes (including Taxes arising as a result of Transactions (including de-grouping or similar charges)), the amount of such Taxes that would be due based on an interim closing of the books of the applicable Conveyed Entity as of the end of the day on the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Preparing Party” shall have the meaning set forth in Section 5.13(b)(iii).
“Purchase Price Adjustment” means the adjustment to the Closing Consideration Amount made in accordance with Section 2.3.
“Purchase Price Adjustment Statement” shall have the meaning set forth in Section 2.3(a).
“PwC UK” shall have the meaning set forth in Section 5.5(d).

“R&W Policy” means a representation and warranty insurance policy obtained by Buyer in connection with the Transactions in the form provided simultaneously herewith.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property (including the land use rights and any buildings, structures and facilities located on, in, under, or above such property).
“Regulatory Law” means the HSR Act, and the rules and regulations promulgated thereunder, the Foreign Antitrust Laws and all other statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws, including any antitrust, competition, foreign investment, export control or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition; (b) control foreign investment; or (c) protect the national security or the national economy of any nation.
“Related Party Arrangement” shall have the meaning set forth in Section 3.21.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, leaching or migrating of Hazardous Materials into or through the indoor or outdoor environment.
“Releasees” means the Seller Releasees and/or Buyer Releasees as applicable.
“Required Financial Information” means the information with respect to the businesses, operations and financial condition of the Conveyed Entities as is customarily prepared by the Conveyed Entities in the normal course of business (or any documentation or deliverables in connection therewith), including (a) the Financial Statements and (b) the unaudited consolidated balance sheets and related unaudited consolidated statements of income of the Conveyed Entities as of and for each subsequent calendar quarter after January 1, 2018 that is ended at least thirty-five (35) days before the Closing Date.
“Restricted Business” means the manufacture, distribution, marketing and/or sale of any Restricted Product.
“Restricted Employee” shall have the meaning set forth in Section 5.17(c).
“Restricted Products” means commercial RF, microwave and millimeter-wave test equipment designed to develop, evaluate, test and validate performance of RF, microwave or millimeter-wave receivers, avionics fuel quantity gauges, transmitters, and transceivers in commercial, civil, space, avionics, government and military fields of use; and commercial RF, government and military protocol, applications and network test equipment designed to develop, evaluate, test and validate performance of wireless and wireline for voice and data communications equipment and networks.
“Restrictive Covenants” shall have the meaning set forth in Section 5.17(f).
“Retained Litigation” shall have the meaning set forth in Section 5.19.

“Retained Marks” shall have the meaning set forth in Section 5.12(a).
“Retained Personnel” shall have the meaning set forth in Section 5.2(h)(i).
“Revenue” means the Office of the Revenue Commissioners of Ireland.
“Reviewing Party” shall have the meaning set forth in Section 5.13(b)(iii).
“Seller” or “Sellers” shall have the meaning set forth in the Preamble.
“Seller Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.
“Seller Indemnitees” shall have the meaning set forth in Section 8.3.
“Seller Released Claims” shall have the meaning set forth in Section 5.16(b).
“Seller Releasees” shall have the meaning set forth in Section 5.16(a).
“Seller Releasors” shall have the meaning set forth in Section 5.16(b).
“Seller Share Plan” means any equity based compensation scheme sponsored, administered or operated by any Seller or its Affiliates for the benefit of any current or former employee of the Conveyed Entities.
“Seller Taxes” shall have the meaning set forth in Section 5.13(a)(i).
“Sellers’ VAT Group” means a group for VAT purposes within the meaning of sections 43A to 43C of the United Kingdom Value Added Tax Act 1994 and otherwise as applicable a group for VAT purposes under any applicable law implementing Article 11 of Directive 2006/112/EC, of which the Seller or an Affiliate of the Seller is the representative member.
“Share Awards” means any option, award or right to acquire or receive shares granted to any current or former employee of the Conveyed Entities pursuant to a Seller Share Plan.
“Significant Customers” shall have the meaning set forth in Section 3.22.
“Significant Vendors” shall have the meaning set forth in Section 3.22.
“Solvent” with regard to any Person, means, as of the date of determination, that (a) the sum of the assets of such Person, both at a fair valuation and at present fair saleable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (b) such Person shall not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (c) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim as it becomes due, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
“Straddle Period” means a taxable period beginning before the Closing Date and ending on or after the Closing Date.
“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses, are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.
“Supplies” shall have the meaning set forth in Section 5.13(e)(iii)(3).
“Support Services” shall have the meaning set forth in Section 5.11.
“Tax” or “Taxes” means and includes (i) all U.S. federal, state, county, local, municipal and non-U.S. or supra-national income, capital gains, corporation, alternative or add-on minimum tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp (including stamp duty land tax and stamp duty reserve tax), payroll, social security contributions (including employer and employee social security contributions), sales, employment, unemployment, disability, use, ad valorem, property, withholding, excise, production, value added, transfer, license, estimated, occupancy, windfall profit tax, escheat tax and other taxes, duties, fees charges or other similar assessments imposed by any Taxing Authority, together with all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed with respect to such amounts and (ii) any liability for any items described in clause (i) of any other Person by Contract, as a transferee or successor, under Treasury Regulations Section 1.1502-6 (or analogous state, local or non-U.S. Law), or otherwise.
“Tax Return” means and includes all returns and reports (including elections, certificates, declarations, disclosures, schedules, forms, claims for refund, statements, estimates, information returns and other similar documents or attachments thereto or amendments thereof) required to be supplied to a Tax authority relating to Taxes.
“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“TCA” means the Taxes Consolidation Act 1997 of Ireland, as amended.
“Third-Party Claim” shall have the meaning set forth in Section 8.4(b).

“Trade Secrets” means all trade secrets and proprietary know-how and other proprietary information.
“Trademarks” means all trademarks, service marks, trade names, design rights, trade dress, logos and other indications of origin, including all goodwill connected with the use thereof and symbolized thereby, and all registrations and applications relating to the foregoing.
“Trademark Term” shall have the meaning set forth in Section 5.12(b).
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transaction Document” means the Transition Services Agreement, and any other agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the Transactions.
“Transaction Expenses Payoff Instructions” means reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Conveyed Entity Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Conveyed Entities.
“Transferred Intellectual Property” means all Intellectual Property (other than Trademark rights in “Aeroflex” or “Cobham”) owned by the Sellers or any of their Affiliates (other than any Conveyed Entity) that is primarily used or held for use by or in the business of any of the Conveyed Entities, together with the right to sue and obtain damages and equitable relief for past, present and future infringement, misappropriation, dilution or violation thereof or unfair competition therewith, and all goodwill associated therewith and symbolized thereby, and excluding, in each case, any liabilities related thereto.
“Transferred Plan” means each Employee Plan that is sponsored by a Conveyed Entity and noted on Section 3.17(a) of the Seller Disclosure Schedule as such.
“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, ad valorem, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties and additions to tax incurred in connection with the Transactions.
“Transition Services Agreement” means the Transition Services Agreement by and among the Sellers, Buyer, and the Conveyed Entities, the form of which is attached as Annex D.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“UK Conveyed Entity” means Aeroflex Limited, a private limited company incorporated in England and Wales with its registered address at Longacres House, Six Hills Way, Stevenage, SG1 2AN and registered company number 00317241.

“UK Direct Transferred Equity Interests” means all the issued Equity Securities in the UK Conveyed Entity.
“U.K. Tax Payment” shall have the meaning set forth in Section 5.13(e)(ii)(1).
“Unadjusted Base Consideration Amount” means the Base Consideration Amount without giving effect to any of the adjustments set forth in this Agreement.
“U.S. Conveyed Entity” means Aeroflex Wichita, Inc.
“U.S. GAAS” shall have the meaning set forth in Section 5.5(d).
“VAT” shall have the meaning set forth in Section 3.12(b).
“VATCA” means the Value-Added Tax Consolidation Act 2010 of Ireland, as amended.
Article II.
PURCHASE AND SALE
Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the respective Seller, the Direct Transferred Equity Interests (in each case, free and clear from all Encumbrances), together with all rights of any nature whatsoever now or after the date of this Agreement attaching or accruing to the Direct Transferred Equity Interests.
Section 2.2    Payments at Closing.
(a)    The purchase price to be paid by Buyer for the Conveyed Entity Equity Interests shall be Four Hundred and Fifty Five Million Dollars ($455,000,000) (the “Base Consideration Amount”) (as may be adjusted pursuant to this Section 2.2 and Section 2.3, the “Closing Consideration Amount”).
(b)    Not fewer than three (3) Business Days prior to the Closing, the Sellers shall deliver to Buyer (i) a statement setting forth their good faith estimate of Closing Date Indebtedness, Closing Date Cash, Closing Date Net Working Capital and Conveyed Entity Transaction Expenses (such statement, as delivered to Buyer, is referred to as the “Closing Date Statement”), and (ii) reasonable supporting information and documentation used by the Sellers in the preparation of each component of the Closing Date Statement. The Closing Date Statement shall be prepared on a basis consistent with the methods, policies, practices, procedures, assumptions, conventions and adjustments set forth on Annex B.
(c)    The Base Consideration Amount shall be (i) decreased by the amount of Closing Date Indebtedness as shown on the Closing Date Statement (the “Estimated Closing Date Indebtedness”), (ii) increased by the amount of Closing Date Cash as shown on the Closing Date Statement (the “Estimated Closing Date Cash”), (iii) increased by the amount, if any, by which Closing Date Net Working Capital as shown on the Closing Date Statement (the

“Estimated Closing Date Net Working Capital”) is greater than the High-End Base Net Working Capital, or decreased by the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Low-End Base Net Working Capital (it being agreed and understood that if the Estimated Close Date Net Working Capital is either greater than the Low-End Base Net Working Capital but equal to or less than the High-End Base Net Working Capital, or less than the High-End Base Net Working Capital but equal to or greater than the Low-End Base Net Working Capital, there shall be no adjustment pursuant to this clause (iii)), and (iv) decreased by the amount of Conveyed Entity Transaction Expenses as shown on the Closing Date Statement (the “Estimated Conveyed Entity Transaction Expenses”). The Base Consideration Amount, as so adjusted by this Section 2.2(c), is referred to as the “Estimated Closing Consideration Amount.”
(d)    At the Closing, Buyer shall, in consideration for the purchase of the Conveyed Entity Equity Interests:
(i)    pay to the Sellers the Estimated Closing Consideration Amount by wire transfer of immediately available funds to an account or accounts designated by the Sellers no fewer than two (2) Business Days prior to the Closing Date;
(ii)    deliver or cause to be delivered, on behalf of each applicable Conveyed Entity the amount payable to each counterparty or holder of Indebtedness identified on Section 2.2(d)(ii) of the Seller Disclosure Schedule (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Conveyed Entities related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement; and
(iii)    deliver or cause to be delivered on behalf of the Conveyed Entities the amount payable to each Person who is owed a portion of the Estimated Conveyed Entity Transaction Expenses as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement.
(e)    From and after 11:59 P.M. on the date immediately prior to the Closing Date until immediately following the Closing, the Conveyed Entities shall not, and the Sellers’ shall not permit the Conveyed Entities to, pay any Conveyed Entity Transaction Expenses, pay any Taxes, pay any dividends or distributions, or pay or repay any Indebtedness, or write any check, issue any electronic payment or write or issue any draft.
Section 2.3    Purchase Price Adjustment.
(a)    Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Sellers (i) a statement setting forth Buyer’s calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Conveyed Entity Transaction Expenses (such statement, as delivered to the Sellers, the “Purchase Price Adjustment Statement”) and (ii) reasonable supporting information and documentation used by Buyer in the preparation of each component of the Purchase Price Adjustment Statement. The Purchase Price Adjustment Statement shall be prepared on a basis consistent with the methods, policies, practices, procedures, assumptions, conventions and adjustments set forth on Annex B. For the avoidance of doubt, the Parties agree that in determining the Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Conveyed Entity Transaction Expenses, (x) the accounting methods, policies, practices, procedures, assumptions, conventions and adjustments set forth on Annex B shall be utilized, (y) the amount of Closing Date Net Working Capital shall be calculated in U.S. dollars, using the applicable foreign currency exchange rates set forth on Annex B and (z) all other amounts shall be converted into U.S. dollars at the noon buying rate as quoted by the Wall Street Journal on the Business Day immediately prior to the Closing Date.
(b)    The Base Consideration Amount, plus (i) the Net Working Capital Adjustment Amount (if a positive number), minus (ii) the absolute value of the Net Working Capital Adjustment Amount (if a negative number), minus (iii) the Closing Date Indebtedness as set forth on the Purchase Price Adjustment Statement, plus (iv) the Closing Date Cash as set forth on the Purchase Price Adjustment Statement, minus (v) the Conveyed Entity Transaction Expenses as set forth on the Purchase Price Adjustment Statement, as such may be adjusted and finally determined pursuant to this Section 2.3, shall be known as the “Final Closing Consideration Amount”. If the Final Closing Consideration Amount is greater than the Estimated Closing Consideration Amount, then Buyer shall pay the Sellers the amount by which the Final Closing Consideration Amount is greater than the Estimated Closing Consideration Amount pursuant to Section 2.3(g). If the Final Closing Consideration Amount is less than the Estimated Closing Consideration Amount, the Sellers shall pay Buyer the amount by which Final Closing Consideration Amount is less than Estimated Closing Consideration Amount pursuant to Section 2.3(g).
(c)    Each Party shall reasonably cooperate with the other and, during normal business hours and upon prior written notice, each Party shall provide the other Party and its representatives with reasonable access to financial records and work papers pertaining to, or used in connection with, the preparation of the Closing Date Statement, the Purchase Price Adjustment Statement and any Objection Dispute, and to relevant personnel, during the preparation of the Purchase Price Adjustment Statement and the resolution of any disputes that may arise under this Section 2.3; provided that the accountants of each of Buyer, the Sellers and the Conveyed Entities shall not be obligated to make any work papers available except in accordance with such accountants’ normal disclosure procedures and then only after the non-client party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(d)    If the Sellers disagree with Buyer’s calculation of the Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness or Conveyed Entity Transaction Expenses as set forth on the Purchase Price Adjustment Statement, the Sellers shall notify Buyer in writing of such disagreement, specifying the nature and amount of any dispute as to Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness or Conveyed Entity Transaction Expenses within thirty (30) days after delivery of the Purchase Price Adjustment Statement to the Sellers (the “Objection Disputes”). The Sellers shall conclusively be deemed to have agreed with all items and amounts of Closing Date Net Working Capital, Closing Date

Cash, Closing Date Indebtedness and Conveyed Entity Transaction Expenses to which the Sellers have not specifically objected in the written notice of Objection Dispute, and such items and amounts shall not be subject to review under Section 2.3(e). Any Objection Dispute may only reference objections based on mathematical errors or based on amounts of the Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness or Conveyed Entity Transaction Expenses not being calculated on a basis consistent with the methods, policies, practices, procedures, assumptions conventions and adjustments set forth on Annex B. The failure of the Sellers to deliver a written notice of an Objection Dispute to Buyer within thirty (30) days after delivery of the Purchase Price Adjustment Statement to the Sellers shall conclusively be deemed acceptance of the Purchase Price Adjustment Statement and agreement to the Purchase Price Adjustment amount by the Sellers.
(e)    Subject to Section 2.3(d), Buyer and the Sellers shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and the Sellers shall be final and binding upon the Parties. If Buyer and the Sellers are unable to resolve all Objection Disputes within twenty (20) days of delivery of a valid written notice of such Objection Disputes by the Sellers to Buyer, then the disputed matters shall be submitted to the Accounting Expert for final determination, and any discussions between Buyer and the Sellers during the previously referenced twenty (20) day period shall (unless otherwise agreed by Buyer and the Sellers) be governed by Rule 408 of the Federal Rule of Evidence and any applicable similar state rule. Buyer and the Sellers shall jointly select an accounting firm to serve as the Accounting Expert; provided that such accounting firm shall be of national standing and shall not be an independent auditor of (and shall not otherwise serve as a consultant to) either Buyer or the Sellers (or their respective Affiliates). If Buyer and the Sellers are unable to agree upon an accounting firm within fifteen (15) days, then an accounting firm of international standing shall be designated by the American Arbitration Association in New York, New York; provided, that such firm shall not be the independent auditor of (or otherwise serve as a consultant to) either Buyer or the Sellers (or their respective Affiliates) (such accounting firm as determined in accordance with this Section 2.3(e), the “Accounting Expert”). The Accounting Expert shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and the Sellers have disagreed within the time periods and amounts and on the terms specified in Section 2.3(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Expert shall deliver to Buyer and the Sellers, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. The Accounting Expert shall select as a resolution for each Objection Dispute a value no greater than the greatest value assigned to such item by Buyer, on the one hand, or the Sellers, on the other hand, or less than the smallest value assigned to such item by Buyer, on the one hand, or the Sellers, on the other hand (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review), and may not impose an alternative resolution. Such report shall be final and binding upon all of the Parties to this Agreement, absent manifest error or fraud. Upon the agreement of Buyer and the Sellers or the decision of the Accounting Expert, or if the Sellers fail to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.3(d), the Purchase Price Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.3.
(f)    The fees, costs and expenses of the Accounting Expert shall be borne by Buyer, on the one hand, and the Sellers on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each Party bears to the amount actually disputed by such Party. For example, if Buyer claims the Closing Consideration Amount is $1,000 less than the amount determined by the Sellers, and the Sellers contest only $500 of the amount claimed by Buyer, and if the Accounting Expert ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Accounting Expert will be allocated 60 percent (i.e., 300 ÷ 500) to the Sellers and 40 percent (i.e., 200 ÷ 500) to Buyer.
(g)    Any Purchase Price Adjustment shall be paid by Buyer or the Sellers, as applicable, by wire transfer of immediately available funds to an account designated by the Party, or its designee, receiving such payment within five (5) Business Days after the final determination of the Purchase Price Adjustment, with interest thereon from and including the Closing Date to but not including the date of payment at an annual rate equal to the prime lending rate prevailing at such time, as published in the Wall Street Journal, provided, however, that any portion of the Purchase Price Adjustment as to which there is no dispute or as to which agreement has been reached shall be paid within five (5) Business Days after its determination or after reaching such agreement.
(h)    The Sellers and Buyer agree to treat any payment made pursuant to this Section 2.3 as an adjustment to the Closing Consideration Amount for all Tax purposes. For the avoidance of doubt, any such adjustment shall be taken into account in the determination of liability for Taxes under Section 5.13(a).
(i)    Notwithstanding anything in this Agreement to the contrary, no item shall be counted more than once in the determination of Closing Date Indebtedness, Closing Date Cash, Closing Date Net Working Capital or Conveyed Entity Transaction Expenses. Any item used in determining Estimated Closing Date Indebtedness, Estimated Closing Date Cash, Estimated Closing Date Net Working Capital or Estimated Conveyed Entity Transaction Expenses shall retain that classification in the preparation of the Purchase Price Adjustment Statement. To the extent an adjustment is made to the Closing Consideration Amount under this Section 2.3, Buyer may not bring a claim under any other provision of this Agreement seeking recovery for Losses in respect of such adjustment.
(j)    The Parties agree that in determining the amount of inventory for purposes of determining the Closing Date Net Working Capital, the Sellers and Buyer shall jointly conduct a physical count of all the inventory of the Conveyed Entities three (3) Business Days prior to the Closing Date, or on such other date as mutually agreed, which physical count shall be conducted in accordance with policies and procedures to be agreed by the Parties, based upon the applicable policies and procedures used by the Conveyed Entities in conducting physical counts of all Inventory during the 2017 calendar year as previously provided to Buyer. The physical counting process shall be observed by representatives of one accounting firm chosen by Buyer and one accounting firm chosen by the Sellers. For purposes of this Agreement, the term “Inventory Amount” shall mean the physical count of inventory of the Conveyed Entities, as rolled forward or backward from the date of the account, so as to be the amount of inventory of the Conveyed Entities existing as of 11:59 P.M. on the date immediately prior to the Closing Date, as agreed to by the Sellers and Buyer in accordance with this Section 2.3(j). If the Sellers and Buyer agree on such count, the Inventory Amount, as so agreed, shall be used by the Sellers for purposes of determining the Estimated Closing Date Net Working Capital and by the Parties for purposes of determining Closing Date Net Working Capital for purposes of the Purchase Price Adjustment Statement. If the Sellers and Buyer cannot agree on the results of such count, the Sellers shall use their calculation of the Inventory Amount for purposes of determining the Estimated Closing Date Net Working Capital and Buyer shall use its calculation of the Inventory Amount for purposes of determining Closing Date Net Working Capital for purposes of the Purchase Price Adjustment Statement, and any disputes shall then be settled by the Accounting Expert in accordance with Section 2.3(e).
Section 2.4    Allocation of Consideration. Within ninety (90) days following the Closing, Buyer shall provide to the Sellers, for the Sellers’ review and comment, a draft schedule allocating the Closing Consideration Amount and other relevant items among the Direct Transferred Equity Interests, and the further allocation of the amount allocated to the U.S. Conveyed Entity among the assets of the U.S. Conveyed Entity in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyer and the Sellers shall work together in good faith to agree on the final allocation of the Closing Consideration Amount and other relevant items among the Direct Transferred Equity Interests and among the assets of the U.S. Conveyed Entity. If Buyer and the Sellers are unable to agree upon a final allocation schedule within thirty (30) days of Buyer providing the draft allocation schedule, any dispute shall be resolved in a manner substantially similar to that described in Section 2.3(e) above. In the event an adjustment to the Closing Consideration Amount is made pursuant to Section 2.2 or Section 2.3 or otherwise under this Agreement (including under Article VIII) (and any refunds and/or other payments are made in connection therewith), the allocation of the Closing Consideration Amount shall be revised to allocate such adjustment to the Direct Transferred Equity Interests based upon the item to which such adjustment is attributable. Except as otherwise required by applicable Law or a relevant Taxing Authority (a) this final allocation shall be binding on the Parties for federal, state, local, non-U.S. and other Tax reporting purposes, (b) no Party will assert or maintain a position inconsistent with this final allocation and (c) the applicable Tax Returns to be filed by any of the Parties or their Subsidiaries shall reflect this final allocation.
Section 2.5    Closing.
(a)    Subject to the terms and conditions of this Agreement, the purchase and sale of the Conveyed Entity Equity Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m. (New York time) no later than three Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Bond, Schoeneck & King, PLLC, 200 Delaware Avenue, Suite 900, Buffalo, NY 14202, or at

such other time or on such other date or at such other place as the Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to have occurred and be effective as of 12:01 a.m. (New York time) on the Closing Date (the “Effective Time”).
(b)    Deliveries by the Sellers. Upon the terms and subject to the conditions of this Agreement, at the Closing the Sellers shall deliver or cause to be delivered to Buyer the following:
(i)    all certificates (if any or, if the relevant certificate is found to be missing, an express indemnity in respect of any such share certificates, in a form reasonably satisfactory to Buyer) representing the Direct Transferred Equity Interests (other than the UK Direct Transferred Equity Interests) duly endorsed in blank, or accompanied either by stock powers or stock transfer forms (or equivalent transfer instruments) duly executed in blank by the respective Seller or by such other instruments of transfer as are reasonably acceptable to Buyer;
(ii)    in respect of the UK Conveyed Entity:
(1)    a duly executed stock transfer form in respect of the UK Direct Transferred Equity Interests in favor of Buyer (including copies of any power of attorney under which the transfer is executed on behalf of ATS);
(2)    share certificate(s) evidencing the UK Direct Transferred Equity Interests (or an express indemnity in a form reasonably acceptable to Buyer in the case of any certificate not produced);
(3)    such waivers or consents as Buyer may reasonably require to enable Buyer to be registered as the holder of the UK Direct Transferred Equity Interests; and
(4)    the access codes and any other codes or passwords as Buyer may require for purposes of making online filings at Companies House;
(iii)    the certificate of each Seller pursuant Section 6.1(a)(iv);
(iv)    in respect of Aeroflex Ireland Limited, a Tax Clearance Certificate pursuant to section 980 of the Taxes Consolidation Act, 1997 (as amended) of Ireland (the “CGT Clearance Certificate”), or a letter in a form satisfactory to Buyer from either the Statutory Auditors of Aeroflex Ireland Limited addressed to Buyer or from Revenue confirming that no such CGT Clearance Certificate is required;

(v)    the tax reference number of Aeroflex Test Solutions Ltd (as Seller of Aeroflex Ireland Limited) for the purposes of the Stamp Duty (E-stamping of Instruments and Self-Assessment) Regulations 2012 of Ireland;
(vi)    a duly executed irrevocable power of attorney from each Seller in favor of Buyer (or its nominee(s)) in respect of the registered interest in the Direct Transferred Equity Interests to enable Buyer or its nominee(s) to attend and vote at general meetings of the Conveyed Entities in respect of which Direct Transferred Equity Interests are being transferred hereunder (“Directly Held Conveyed Entities”) (other than the U.S. Conveyed Entity) pending registration of Buyer (or its nominee) in the Register of Members of the relevant Directly Held Conveyed Entities;
(vii)    the common seal (if any) and all registers, minute books, constitutional documents and other statutory books and registers, of each Conveyed Entity pursuant to applicable Law, made up to the Closing, other than where pursuant to applicable Law they are required to be kept at the Conveyed Entity’s registered office;
(viii)    evidence to Buyer’s reasonable satisfaction that each director, secretary and officer of the Conveyed Entities who is not to continue as a director, secretary or officer after the Closing Date has resigned in such person’s capacity as a director, secretary and/or officer, as applicable, effective as of the Effective Time;
(ix)    subject to the appointment of a new statutory auditor by Buyer in each case, the statutory auditors’ letter of resignation in a form reasonably satisfactory to Buyer (including in the case of Aeroflex Ireland Limited confirmation in accordance with the provisions of section 400(3)(a) of the Companies Act 2014 of Ireland that there are no circumstances connected with their resignation which ought to be brought to the attention of the members or creditors of any Conveyed Entity) and, to the extent reasonably practicable, incorporating an acknowledgement that they will have no claim against any Conveyed Entity in respect of compensation for loss of office or on any account whatsoever including fees for services rendered;
(x)    the Transition Services Agreement duly executed by the Sellers and the Conveyed Entities;
(xi)    all other Transaction Documents to be executed by a Seller or a Conveyed Entity, duly executed by each applicable Seller and each applicable Conveyed Entity;
(xii)    the Debt Payoff Letters, duly executed by the holders of Payoff Indebtedness; and
(xiii)    all other documents requested by Buyer and reasonably necessary or appropriate to transfer and convey fully to Buyer all of the rights, titles and interests intended to be conveyed to Buyer under this Agreement.

(c)    Approval of Transfer by Conveyed Entities. The Sellers shall procure that the directors of each of the Directly Held Conveyed Entities and each other Conveyed Entity shall convene and at Closing hold a meeting of the board of directors or, as the case may be, a shareholders’ meeting, of each such Conveyed Entity at which the directors or shareholders (as applicable) shall:
(i)    in the case of a Directly Held Conveyed Entity (other than the U.S. Conveyed Entity) only, vote in favor of the transfer of the relevant Direct Transferred Equity Interests to Buyer (or its nominee(s)) and vote in favor of the registration of Buyer (or its nominee(s)) as member(s) of that Directly Held Conveyed Entity in respect of the relevant Direct Transferred Equity Interests (subject to the production of duly stamped transfers to the extent legally required under applicable Law);
(ii)    in the case of each Conveyed Entity, to the extent requested by Buyer and subject to applicable Law, resolve to, following and subject to Closing:
(1)    revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by Buyer;
(2)    change the registered office of the relevant Conveyed Entity to such place as is nominated by Buyer;
(3)    change the financial year end of the relevant Conveyed Entity to such date as is nominated by Buyer; and
(4)    appoint such persons as Buyer may nominate as directors, secretary and statutory auditors of the relevant Conveyed Entity with immediate effect, such appointment to be subject to applicable Law, and approve the resignations of such persons as directors, secretary and statutory auditors as may be required by Buyer (subject to, in case of a statutory auditor, receipt of any resignation documents from such statutory auditor).
(d)    Deliveries by Buyer. Upon the terms and subject to the conditions of this Agreement, at the Closing Buyer shall deliver or cause to be delivered to the Sellers the following:
(i)    the Estimated Closing Consideration Amount, by wire transfer of immediately available funds to an account or accounts specified by the Sellers at least two Business Days prior to Closing;
(ii)    the certificate of Buyer pursuant to Section 6.2(a)(iii);
(iii)    the Transition Services Agreement executed by Buyer; and

(iv)    all other documents reasonably required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.
Section 2.6    Withholding Rights. Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be remitted by Buyer to the applicable Taxing Authority. To the extent that amounts are so withheld by Buyer, such withheld amounts (a) shall be remitted by Buyer to the applicable Taxing Authority and (b) to the extent properly remitted as provided in clause (a), shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer. If Buyer determines that any deduction or withholding is required in respect of such payment pursuant to this Agreement and the transactions contemplated herein, Buyer shall use its commercially reasonable efforts to provide notice to Sellers at least five Business Days prior to the date on which such payment is to be made, and shall provide Sellers reasonable opportunity to provide such forms, certificates or other evidence as is necessary to reduce or eliminate such deduction or withholding to the extent allowed by applicable Law.
Article III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the schedules (the “Seller Disclosure Schedule”) delivered by the Sellers to Buyer concurrently with the execution of this Agreement, the Sellers hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing (except for the representations and warranties that by their terms refer to a specific date, which representations and warranties shall be made solely as of the specified date) as follows:
Section 3.1    Due Organization and Good Standing. IFR is a corporation duly organized and validly existing under the Laws of the State of Delaware. Lockman is a company duly incorporated and validly existing under the Laws of England and Wales. ATS is a company duly incorporated and validly existing under the Laws of England and Wales.
Section 3.2    Authorization of Transactions. Each Seller has the requisite corporate power to execute and deliver this Agreement and the Transaction Documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Seller of this Agreement and such Transaction Documents, and the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the Transactions have been duly and validly authorized by all necessary corporate action on the part of such Seller and no other corporate proceedings on the part of any Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement, such Transaction Documents, the performance by such Seller of its obligations hereunder or thereunder, or to consummate the Transactions. This Agreement has been, and each Transaction Document contemplated hereby to be executed by such Seller shall be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by Buyer, constitutes or, upon execution and delivery, will constitute, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
Section 3.3    Conveyed Entities; Capital Structure; Subsidiaries; German Revenue.
(a)    Section 3.3(a) of the Seller Disclosure Schedule sets forth the name and jurisdiction of incorporation or formation of each Conveyed Entity. Each of the Conveyed Entities is duly incorporated or formed and validly existing under the Laws of its jurisdiction of incorporation or formation, with the corporate power or similar power (if applicable), capacity and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Entities is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.
(b)    Section 3.3(b) of the Seller Disclosure Schedule sets forth a true and complete list of the allotted, issued and authorized (as applicable) capitalization of the Conveyed Entities and the number of shares of each class of, or amount of, outstanding Equity Securities in each such Conveyed Entity. All such Equity Securities are validly allotted and issued in compliance with applicable Law and are (to the extent applicable) fully paid and non-assessable. There are no (i) other equity securities in any Conveyed Entity, (ii) securities or rights (including appreciation rights, phantom stock and profit participation rights) of any Conveyed Entity convertible into, exchangeable or exercisable for, or valued by reference to shares of capital stock in any Conveyed Entity or other equity or ownership interests in any Conveyed Entity, (iii) outstanding warrants, options, agreements, subscription rights, preemptive rights, conversion rights, exchange rights or other rights (in each case save to the extent arising under applicable Laws), Contracts or commitments pursuant to which any of the Conveyed Entities or any of the Sellers or their respective Affiliates is or may become obligated to allot, issue, sell, purchase, return or redeem any Equity Securities of the Conveyed Entities or other equity or ownership interests in any Conveyed Entity or securities or rights (including appreciation rights, phantom stock and profit participation rights) convertible into or exchangeable or exercisable for, or valued by reference to, shares of capital stock of any Conveyed Entity or other equity or ownership interest in any Conveyed Entity, and no Equity Securities of any of the Conveyed Entities are reserved for allotment and/or issuance for any purpose or (iv) voting agreements, voting trusts, proxies, rights of first refusal (save to the extent arising under applicable Laws), rights of first offer (save to the extent arising under applicable Laws), registration rights agreements, stockholders or shareholders agreements or other understandings, agreements or Contracts to which any Conveyed Entity or any of the Sellers or their respective Affiliates is a party or by which any Conveyed Entity or any of the Sellers or their respective Affiliates is bound with respect to the voting, transfer or other disposition of Equity Securities of any Conveyed Entity or other equity or ownership interests in any Conveyed Entity or securities or rights (including appreciation rights, phantom stock and profit participation rights) convertible into or exchangeable or exercisable for, or valued by reference to, shares of capital stock of any Conveyed Entity or other equity or ownership interests in any Conveyed Entity. The Conveyed Entities have no Subsidiaries that are not also Conveyed Entities, and all of the allotted, to be issued, issued and outstanding shares, capital stock or other equity or ownership interests of any such Subsidiaries are owned beneficially, legally and of record by a Conveyed Entity. No Conveyed Entity owns, whether directly or indirectly, any Equity Securities or other equity or ownership interests in any Person that is not a Conveyed Entity. The Sellers own, directly or indirectly, beneficially, legally and of record all of the outstanding Conveyed Entity Equity Interests as indicated in Section 3.3(b) of the Seller Disclosure Schedule, free and clear of all Encumbrances. The Sellers have made available to Buyer prior to the date hereof true and complete copies of all certificates of incorporation, by-laws, constitutions or other equivalent governing or constitutional document(s) of each Conveyed Entity, as amended, as in effect as of the date hereof.
(c)    The audited 2017 Financials, and the audited financial statements with respect to Cobham plc on a consolidated basis, consisting of a balance sheet as of December 31, 2017, and related statements of income, cash flows and changes in equity for the twelve (12) month period then ended (and related notes thereto), will show that the revenues of the Conveyed Entities in Germany (by customer location) were below €5,000,000 for the financial year ended on the Balance Sheet Date.
Section 3.4    Governmental Filings. No filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement by the Sellers, the Transaction Documents contemplated hereby to be executed and delivered by any Seller or by any Conveyed Entity, or the consummation by the Sellers and the Conveyed Entities of the Transactions, except (a) Governmental Filings under the HSR Act; (b) Governmental Filings under anti-trust or other competition Laws of any jurisdiction outside of the United States (“Foreign Antitrust Laws”); (c) Governmental Filings under or in accordance with Export Control Laws as set forth in Section 3.4 of the Seller Disclosure Schedule; (d) Governmental Filings that become applicable solely as a result of matters specifically related to Buyer or its Affiliates or their operation or ownership of the Conveyed Entities; (e) notice filings under ITAR; and (f) such other Governmental Filings the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.5    No Conflict or Violation. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents contemplated hereby and the consummation of the Transactions do not (a) assuming all of the Governmental Filings contemplated by Section 3.4 and Section 4.3 have been made or obtained, violate any applicable Law to which any Seller or any of its Affiliates (or any of the Conveyed Entities), or any of their respective properties or assets, is subject; (b)

require any notice, consent or approval under, conflict with, constitute or result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, amend, modify or cancel, require the offering or making of any payment or otherwise adversely affect the rights of any Seller or any of its Affiliates (or any of the Conveyed Entities) with respect to, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon, any properties, assets or Contracts of any Seller or any of its Affiliates (or any of the Conveyed Entities) (with or without lapse of time, notice or both); or (c) violate the certificate of incorporation, by-laws, constitution or other equivalent governing or constitutional documents of any Seller or any of its Affiliates (or any of the Conveyed Entities) except, with respect to the foregoing clauses (a) and (b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.6    Financial Statements. Section 3.6 of the Seller Disclosure Schedule contains (i) internally prepared balance sheets of the U.S. Conveyed Entity as of December 31, 2015, December 31, 2016 and December 31, 2017, together with related income statements of the U.S. Conveyed Entity for each of the twelve (12) month periods then ended (subject to the omission of footnotes to the financial statements) and (ii) internally prepared combined balance sheets of the Conveyed Entities (other than the U.S. Conveyed Entity) as of December 31, 2015, December 31, 2016 and December 31, 2017, together with related combined income statements of the Conveyed Entities (other than the U.S. Conveyed Entity) for each of the twelve (12) month periods then ended (subject to the omission of footnotes to the financial statements) (collectively the “Financial Statements”). Except as described in Section 3.6 of the Seller Disclosure Schedule, the Financial Statements (i) were prepared from the books and records of each Conveyed Entity in accordance with the accounting policies, procedures and estimates as set forth in Annex B; and (ii) fairly present in all material respects the financial condition of the Conveyed Entities as of December 31, 2015, December 31, 2016 and December 31, 2017, and results of operations of the Conveyed Entities for the periods presented.
Section 3.7    No Undisclosed Liabilities. Except as and to the extent reflected, accrued or reserved for on the balance sheets as of the Balance Sheet Date included in the Financial Statements, the Conveyed Entities do not have, and are not subject to, any liabilities (absolute, accrued, contingent or otherwise) or obligations of any nature, required to be reflected, accrued or reserved for on a balance sheet prepared in accordance with IFRS, or in the notes thereto, other than any liabilities or obligations incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice that are not, individually or in the aggregate, material to the Conveyed Entities.
Section 3.8    Business Records.
(a)    The Business Records have been maintained in accordance with the Conveyed Entities’ customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, all transactions of the Conveyed Entities. All of the Business Records are held by the Conveyed Entities.

(b)    Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule, none of the Sellers or any of their respective Affiliates (including the Conveyed Entities) or, to the Knowledge of Sellers, any of their respective representatives, has received or, to the Knowledge of Sellers, otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Sellers or any of their respective Affiliates as they relate to any of the Conveyed Entities or of the Conveyed Entities or the respective internal accounting controls of any of the Sellers or any of their respective Affiliates as they relate to any of the Conveyed Entities or of the Conveyed Entities, including any material complaint, allegation, assertion or claim that any of the Sellers or any of their respective Affiliates has with respect to any Conveyed Entity, or any Conveyed Entity, has engaged in questionable or improper accounting practices, practices or questionable or improper behavior in connection with any audit.
Section 3.9    Legal Proceedings. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, there are no Actions pending, or, to the Knowledge of Sellers, threatened against any of the Sellers or any of their respective Affiliates relating to any of the Conveyed Entities or against any Conveyed Entity, except as would not (i) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) result in material injunctive relief against any of the Sellers or any of their respective Affiliates relating to any of the Conveyed Entities or against any Conveyed Entity, (iii) result in any civil or criminal sanction or fine by any Governmental Entity, or (iv) challenge the validity or enforceability of this Agreement or seek to enjoin, prohibit or delay consummation of the Transactions. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, no Conveyed Entity is subject to any judgment, decree, injunction or order of any Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10    Real Property.
(a)    Section 3.10(a) of the Seller Disclosure Schedule sets forth a list as of the date hereof of all of the real property owned by any of the Conveyed Entities (collectively, the “Owned Real Property”). A Conveyed Entity has good and valid title in fee simple (or its equivalent under applicable Law) to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances that will be released after the Closing in accordance with this Agreement.
(b)    Section 3.10(b) of the Seller Disclosure Schedule sets forth the location of all real property leased to a Conveyed Entity by a third party (the “Leased Real Property”). The Sellers have made available to Buyer true and complete copies of all leases for the Leased Real Property (including all amendments thereto) as in effect on the date hereof. No Seller or any of its Affiliates (including the Conveyed Entities) has received any notice of breach or default under any such leases.
(c)    Other than as set forth on Section 3.10(c) of the Seller Disclosure Schedule, there are no leases, subleases, or other occupancy agreements pursuant to which any third party has the right to use or occupy any of the Owned Real Property or the Leased Real Property.
(d)    Other than the Owned Real Property and the Leased Real Property, there is no real property owned by, or leased to, any of the Sellers or any of their respective Affiliates that is used primarily in the operation of any of the businesses of the Conveyed Entities.
Section 3.11    Title to and Sufficiency of Assets. The Conveyed Entities have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the balance sheets as of the Balance Sheet Date included in the Financial Statements or acquired in the ordinary course of business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business consistent with past practice and except for the Business Intellectual Property which is addressed in Section 3.18(b). Except as set forth in Section 3.11 of the Seller Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicle and other items of tangible personal property owned or leased by the Conveyed Entities, together with all other properties and assets owned or leased by the Conveyed Entities (together with the Services to be provided pursuant to the Transition Services Agreement and the license granted in Section 5.12), constitute all of the rights, properties and assets necessary to conduct the businesses of the Conveyed Entities, in all material respects, as conducted as of the date hereof and as conducted during the twelve (12) month period prior to the date hereof. None of the assets owned or leased by the Conveyed Entities is subject to any Encumbrance, other than Permitted Encumbrances. All tangible assets owned or leased by the Conveyed Entities have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
Section 3.12    Taxes.
(a)    Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule:
(i)    Since January 1, 2013, each Conveyed Entity has accurately and timely filed (taking into account extensions) all income, corporation and other material Tax Returns required to have been filed by it.
(ii)    Since January 1, 2013, each Conveyed Entity has timely paid all income, corporation and other material Taxes due (whether or not shown to be due on any Tax Returns).
(iii)    No Conveyed Entity has any liability to Tax that has been neither paid prior to the Closing Date nor provided for in the Purchase Price Adjustment Statements.
(iv)    All deficiencies for Taxes asserted or assessed against the Conveyed Entities have been fully and timely paid or settled.

(v)    There are no pending (or threatened) claims, actions, or suits for the assessment or collection of Taxes and no dispute or disagreement outstanding with any Taxing Authority with respect to any Conveyed Entity. In the three years prior to the date of this Agreement, no Conveyed Entity has been the subject matter of any non-routine visit, investigation or audit by any Taxing Authority and, as far as any Seller is aware, no such visit, investigation or audit is planned for 12 months from the date of this Agreement.
(vi)    Since January 1, 2013, no Conveyed Entity has executed or filed with any Taxing Authority, any agreement extending the period for assessment or collection of any Taxes, and no request for any such agreement is, to the Knowledge of Sellers, currently pending.
(vii)    No Conveyed Entity has participated in any “listed” transaction within the meaning of Treasury Regulations Section 1.6011-4(b).
(viii)    No Conveyed Entity is a party to any agreement, Contract or arrangement primarily relating to the sharing, allocation or indemnification of Taxes, or has any liability for Taxes of any Person by reason of being a member of the affiliated group, within the meaning of Section 1504(a) of the Code or filing consolidated federal income Tax Returns under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a member of any combined, unitary or other similar group (other than any such group of which a Conveyed Entity is the common parent), or as a transferee or successor.
(ix)    No Conveyed Entity will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction made on or prior to the Closing, (iv) election under Section 108(i) or Section 965(h) of the Code; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(x)    Since January 1, 2013, all material Taxes required to be withheld by any Conveyed Entity have been withheld and have been duly and timely paid to the proper Taxing Authority, and each Conveyed Entity has complied with all related information reporting, backup withholding, and recordkeeping requirements.
(xi)    No Conveyed Entity has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(xii)    Since January 1, 2013, no Conveyed Entity has acquired or disposed of any asset, supplied or received any service or entered into any transaction otherwise than by way of bargain at arm’s length.
(xiii)    No Conveyed Entity has received or requested any ruling, concession, closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law), transfer pricing agreement or similar agreement from any Taxing Authority with respect to any Tax. All documents and records required to be kept in accordance with the provisions of Part 35A TCA, and any equivalent provision in any other jurisdiction, have been maintained in the appropriate form and for the prescribed period of time.
(xiv)    Each Conveyed Entity has been, since the date of its incorporation, resident for Tax purposes in its jurisdiction of incorporation only and has not been at any time resident in any jurisdiction other than (or in addition to) its jurisdiction of incorporation. No Conveyed Entity has ever had a permanent establishment (within the meaning of an applicable Tax treaty), carried on any business in any jurisdiction other than its jurisdiction of incorporation through a branch, agency or permanent establishment, or otherwise has an office or fixed place of business in a jurisdiction outside of the jurisdiction of its tax residence.
(xv)    Since January 1, 2013, each Conveyed Entity has complied in all material respects with the provisions of Council Directive 2006/112/EC, VATCA and any equivalent legislation in any other jurisdiction.
(xvi)    Each Conveyed Entity is duly registered for and, since January 1, 2013, has properly operated payroll taxes and contributions (including without limitation PAYE, PRSI and universal social charge) and has made all payments, returns and submissions to the relevant Taxing Authority in respect thereof.
(xvii)    Since January 1, 2013, no Conveyed Entity has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax. Each Conveyed Entity has complied in all respects with the reporting requirements under the mandatory disclosure regime set out in Part 33, Chapter 2 TCA, or equivalent regime in any other jurisdiction.
(xviii)    Since January 1, 2013, no Conveyed Entity has paid any emoluments or remuneration or made any payment to its employees, officers or directors (either deemed or otherwise) which will not be deductible in computing the income of such Conveyed Entity for corporation tax purposes.
(xix)    Entering into this Agreement will not result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before the Closing Date to a Conveyed Entity.

(xx)    No election has been made by or on behalf of any non-US Conveyed Entity for US tax entity classification purposes.
(xxi)    The aggregate basis, for U.S. federal income tax purposes, of the assets of the U.S. Conveyed Entity is less than $100 million.
(b)    Section 3.12(b) of the Seller Disclosure Schedule sets forth the value added tax (“VAT”) registration for each Conveyed Entity or any group for VAT purposes of which any Conveyed Entity is a member, including the details of each entity which is, or has been in the past six years, a member of any group for VAT purposes, including each representative member. No Conveyed Entity is or has in the past six (6) years been a member of a group of companies for VAT purposes other than any group of companies referred to in Section 3.12(b) of the Seller Disclosure Schedule. All supplies made by any Conveyed Entity which is registered for VAT or part of any group for VAT purposes are taxable supplies. No Conveyed Entity has been, or will be, denied full credit for all input tax for any reason.
(c)    To the Knowledge of Sellers, all documents which are necessary to establish the title of any Conveyed Entity to any asset, or to enforce any rights in respect of any asset, and in respect of which any stamp duty or other similar Tax or duty is payable (whether as a condition to the validity, registrability or otherwise) have been duly stamped. No Conveyed Entity is or has been party to any land transaction in respect of which the Conveyed Entity could at any time on or after the Closing be required to pay any stamp duty land tax or submit a stamp duty land tax return under any provisions of any Law.
(d)    In respect of the financial year of the UK Conveyed Entity current at the Closing Date, the UK Conveyed Entity had appropriate tax accounting arrangements (within the meaning of schedule 46 to the United Kingdom’s Finance Act 2009) at all times up until and including the Closing Date.
Section 3.13    Absence of Certain Changes. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, from the Balance Sheet Date through the date of this Agreement (a) there has not occurred any Material Adverse Effect, (b) the businesses of each of the Conveyed Entities has been conducted in the ordinary course, consistent with past practice, in all material respects, and (c) no Seller or any of its Affiliates (including the Conveyed Entities) has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (i) through (iii), (ix) through (xiv) or (xvii) of Section 5.1(a).
Section 3.14    Material Contracts.
(a)    Section 3.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of Contracts in effect as of the date of this Agreement to which a Conveyed Entity is a party, by which it is bound or to which it is subject (and any Contracts in effect as of the date of this Agreement to which a Seller or any of its Affiliates (other than the Conveyed Entities) is party or by which it is bound and which materially relates to any of the businesses of the Conveyed Entities, each such Contract noted with an * in Section 3.14(a) of the Seller

Disclosure), which are of the categories listed below (such Contracts, collectively, the “Material Contracts”):
(i)    any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;
(ii)    any Contract evidencing Indebtedness of any Conveyed Entity;
(iii)     any license agreement concerning any Business Intellectual Property, which license agreement or Business Intellectual Property is material to the operation of any of the Conveyed Entities, other than non-exclusive licenses (A) granted by the Conveyed Entities to customers in connection with the sale or provision of products or services by the Conveyed Entities in the ordinary course of business consistent with past practice and (B) for commercially generally available software or other Intellectual Property, where the value of the license is less than $500,000;
(iv)    Contracts under which a Conveyed Entity made or received payments under such Contract over any of the last two years in excess of $500,000 per annum;
(v)    any agreement for capital expenditures or the acquisition or construction of fixed assets involving payments in excess of $500,000 during any the last two years or reasonably expected to involve payments in excess of $500,000 during any year after the date hereof;
(vi)    any Government Contract that generated revenue for the Conveyed Entities, in excess of $500,000 in any of the last two years which remains subject to audit;
(vii)    any Contract containing a covenant not to compete that materially impairs the ability of any Conveyed Entity to freely conduct its respective businesses in any line of business or in any geographic area or that restricts the rights of the Conveyed Entities to solicit for employment or hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;
(viii)    any Contract creating or relating to any partnership, joint venture, or joint development agreement;
(ix)    any Contract, other than customer Contracts entered into in the ordinary course of business, containing a covenant or covenants of any Conveyed Entity to indemnify or hold harmless another third Person;
(x)    any Contract relating to the disposition or acquisition by any Conveyed Entity, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or any amount of material assets other than in the ordinary course of business, including any “earn-out” or other contingent payments or obligations;
(xi)    any collective bargaining agreement or similar Contract with any labor union, works council or any other employee organization;
(xii)    any Contract relating to the settlement of any Action within the past five (5) years involving a payment of more than $300,000 or the imposition of any non-monetary restrictions or sanctions;
(xiii)    any outstanding commitment to enter into any agreement of the type described in subsections (i) through (xii) of this Section 3.14(a).
(b)    The Sellers have made available to Buyer true and complete copies of all Material Contracts (including all amendments thereto) as in effect on the date hereof. Each Material Contract is in full force and effect, and will continue to be in full force and effect on identical terms immediately following the Closing Date and, except as set forth on Section 3.14(b) of the Seller Disclosure Schedule, (i) is a legal, valid and binding obligation of a Conveyed Entity, and (ii) no Seller or any of its Affiliates (including the Conveyed Entities) is in breach of or default under any Material Contract and, to the Knowledge of Sellers, no other party thereto is in breach or default under any such Material Contract, nor has any Seller or any of its Affiliates (including the Conveyed Entities) received any claim of any such breach or default, except, in each case set forth in clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.15    Government Contracts. With respect to Government Contracts:
(a)    Except as set forth on Section 3.15(a) of the Seller Disclosure Schedule, each Conveyed Entity (or any Seller or any of its other Affiliates party thereto, as applicable) has complied in all material respects with the terms and conditions of each Government Contract and all applicable Laws pertaining to each Government Contract. All representations, warranties, and certifications made by the Conveyed Entities (or any Seller or any of its other Affiliates) with respect to any Government Contract were accurate in all material respects as of their effective date, and the Conveyed Entities (or any Seller or any of its other Affiliates party thereto, as applicable) have complied in all material respects with such representations, warranties, and certifications.
(b)    No Conveyed Entity (nor any Seller or any of its other Affiliates, as it relates to the business of any Conveyed Entity) has received or been subject to, within the four years prior to the date of this Agreement (i) any termination for convenience, termination for default, cure notice, show cause notice, or other similar notice with respect to any Government Contract involving a payment of more than $100,000; and no such action or notice is currently in effect, has been issued or remains unresolved, (ii) any criminal allegation against it under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable foreign, state or local Law, or any civil fraud or criminal investigation or allegation against it by a Governmental Entity, (iii) any subpoena or civil investigative demand (or equivalent formal request) to it related to any civil fraud or criminal investigation or allegation against it by a Governmental Entity or (iv) any suspension or debarment proceeding (or equivalent proceeding) against it or any of its respective directors or officers, and no such party has been debarred or suspended from participation in the award of Contracts with any Governmental Entity.
(c)    To the Knowledge of Sellers, no Conveyed Entity (nor any Seller or any of its other Affiliates, as it relates to the business of any Conveyed Entity) nor any of its respective directors, officers, owners, partners, or persons having primary management or supervisory responsibilities, within the four years prior to the date of this Agreement (i) has made a disclosure to any Governmental Entity pursuant to any voluntary disclosure agreement or the Federal Acquisition Regulation (FAR) mandatory disclosure provisions (FAR 9.406-2(b)(1)(vi), 9.407-2(a)(8) & 52.203-13), (ii) has evidence of a violation of criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act or comparable foreign, state or local Law, or a significant overpayment, in connection with the award, performance or closeout of any Government Contract or (iii) has conducted or initiated any internal investigation with respect to any alleged material irregularity, misstatement, or omission arising under or relating to a Government Contract.
(d)    To the Knowledge of Sellers, within the two years prior to the date of this Agreement, there are (i) no monies due to any of the Conveyed Entities (or any Seller or any of its other Affiliates, as it relates to the business of any Conveyed Entity) pertaining to any Government Contract that have been withheld or set off; (ii) no requests by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or claim of defective pricing; (iii) no disputes between any Conveyed Entity (or any Seller or any of its other Affiliates, as it relates to the business of any Conveyed Entity) and a Governmental Entity, prime contractor, or higher-tier subcontractor under the Contract Disputes Act or any other applicable Law; and (iv) no findings with respect to the accounting or business systems or practices and procedures of any of the Conveyed Entities (or any Seller or any of its other Affiliates, as it relates to the business of any Conveyed Entity) of non-compliance by the U.S. Government Accountability Office, the Defense Contract Audit Agency, the Defense Contract Management Agency, or any other Governmental Entity auditors.
(e)    No Conveyed Entity holds any facility security clearances or similar national security access authorizations, nor do any personnel of any of the Conveyed Entities hold any national security clearances or similar security access authorizations administered by the Defense Security Service or similar agency.
(f)    Each of the Conveyed Entities (and each Seller and its other Affiliates, as it relates to the business of any Conveyed Entity) has been, and is, in compliance, in all material respects, with the notice requirements of Defense Federal Acquisition Regulation Supplement (DFARS) provision 252.204-7008 and DFARS clause 252.204-7012, and the Conveyed Entities have implemented, or have instituted a plan that is reasonably designed to implement, National

Institute of Standards and Technology (NIST) Special Publication 800-171 in accordance with DFARS clause 252.204-7012.
Section 3.16    Employees; Labor.
(a)    Section 3.16(a) of the Seller Disclosure Schedule contains a true and correct list, as of the date of the Seller Disclosure Schedule, of all the Entity Employees (excluding Entity Employees not employed by the Conveyed Entities as of the date hereof) and indicates for each such Entity Employee, to the extent permissible under applicable Law, such Entity Employee’s (to the extent applicable and where applicable) (i) name, (ii) title (including whether an employee, independent contractor or other service provider), (iii) years of employment/service, (iv) employing or contracting legal entity, country, and location of employment or service, (v) current rate of base salary, hourly wage rate, rate of commissions, including any increases scheduled to take effect in 2018 or later, (vi) annual incentive cash bonus for 2017 at target and maximum payouts, (vii) the amount of annual cash bonus paid for 2016 and (viii) whether such Employee is a Non-Business Entity Employee. Section 3.16(a) of the Seller Disclosure Schedule also contains a true and correct list of each Entity Employee who holds an immigration or non-immigration visa. For the avoidance of doubt, each individual who is employed or retained by any Seller or any Affiliate of any Seller (other than a Conveyed Entity) primarily in connection with the business conducted by the Conveyed Entities as of the Closing Date is identified on Section 3.16(a) of the Seller Disclosure Schedule.
(b)    Except those set forth in Section 3.14(a) of the Seller Disclosure Schedule, there are no collective bargaining or other labor union contracts or arrangements or shop agreements or other arrangements with employee representative bodies to which a Conveyed Entity is a party or which cover any Entity Employee in his or her capacity as such.
(c)    The Sellers and their respective Affiliates (including each of the Conveyed Entities) (i) have complied in all material respects with all Laws and contractual obligations (under collective labor agreements or individual agreements) relating to labor and employment, including but not limited to payment of all wages (including any statutory minimum wages), salaries, bonuses and commissions, payment for all hours worked, payment for overtime, payment for vacation and sick pay, maternity, adoptive and paternity pay, statutory redundancy payments, ex gratia redundancy payments, severance payments, employee and independent contractor classifications, classification of Entity Employees as exempt or non-exempt, collective bargaining, employment discrimination, unemployment, occupational safety and health, immigration status, workers’ compensation, mandatory social insurances and the payment of payroll and similar Taxes; and (ii) are not liable for the payment of Taxes, fines, penalties, compensation or other amounts for failure to comply with any of the foregoing. There are no charges or complaints relating to any unfair or discriminatory labor or employment practice pending or, to the Knowledge of Sellers, threatened against the Sellers related to the business of any Conveyed Entity, or against any Conveyed Entity.
(d)    None of the Conveyed Entities has any material liability for the misclassification of, nor has any Conveyed Entity misclassified, any person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as Entity Employee) paid by the Conveyed Entities, and no such person has been improperly excluded from any Employee Plan or Transferred Plan. None of the current or former leased employees, contractors, or consultants has any claim against a Conveyed Entity for employment, salary payment or payment of Taxes, in connection with any performance and/or services rendered, directly or indirectly, for the benefit of the Conveyed Entities, by operation of law (e.g. pursuant to Section 613a of the German Civil Code (BGB) or similar provisions) or otherwise, except claims that would not result, individually or in the aggregate, in material liability to Buyer or the Conveyed Entities.
Section 3.17    Employee Benefit Plans.
(a)    Section 3.17(a) of the Seller Disclosure Schedule sets forth a list of each material Employee Plan and each Transferred Plan, with each Transferred Plan explicitly noted as such on Section 3.17(a) of the Seller Disclosure Schedule, separated out by jurisdiction. In addition, Section 3.17(a) of the Seller Disclosure Schedule separately identifies each Transferred Plan that is for the benefit of an Entity Employee who primarily provides services outside of the United States (“International Benefit Plan”).
(b)    The Sellers have made available to Buyer (i) true and complete copies of all current plan documents relating to the Transferred Plans (including all amendments) and, if applicable, the most recent summary plan description and any trust agreements and amendments related thereto; (ii) the most recent determination or opinion letter for any Employee Plan that is intended to be qualified under Code section 401(a), and (iii) if applicable, the most recently filed Form 5500, including all schedules and attachments. Except for the German pension plan set forth in Section 3.17(a) of the Seller Disclosure Schedule, no Employee Plan provides defined benefits (by reference to earnings or otherwise) on retirement, death or disability, or is a defined contribution arrangement in connection with which there is a stated intention to provide a particular level of benefit. Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, no Conveyed Entity has any obligations or liabilities relating to early retirement or redundancy benefits, and there have been no acquisitions by any of the Conveyed Entities that resulted in the application of the Transfer of Undertakings (Protection of Employment) Regulation 2006 in which the acquired assets included employees who participated in defined benefit pension plans.
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter or, if applicable, can rely upon an opinion letter from the U.S. Internal Revenue Service as to the qualification of the prototype plan on which it is based, and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to adversely affect such qualification.
(d)    None of the Employee Plans promises or provides post-employment medical or other welfare benefits to any Entity Employee, except as required by Section 4980B of the Code or other Law.
(e)    (i) Each Transferred Plan has been established, maintained, operated and administered in accordance with its terms (including the terms of external pension funds) and all applicable Laws; (ii) there are no pending or, to the Knowledge of Sellers, threatened claims against or otherwise involving any Transferred Plan, other than routine claims for benefits; (iii) none of the Conveyed Entities or any of the Sellers or any of their other Affiliates has received any notice that any such Transferred Plan is under audit or investigation by any Governmental Entity, and, to the Knowledge of Sellers, no such audit or investigation is threatened, other than, in the case of clauses (i), (ii), and/or (iii), failures or circumstances that would not be reasonably expected to result in any material liability to Buyer or its Affiliates. Each International Benefit Plan that is a Transferred Plan, if intended to qualify for special Tax treatment or intended to be registered or qualified under applicable Law, to the Knowledge of Sellers, meets all applicable requirements in all material respects to qualify for such intended favorable Tax treatment, and, to the Knowledge of Sellers, is so registered or qualified, as applicable, in all material respects, and if required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured, based on reasonable actuarial assumptions in accordance with applicable accounting principles of the applicable jurisdictions. The requirements of all International Benefit Plans governing documents (including governing documents of external pension fund’s) and all obligations, contributions, reimbursements, premium payments and other payments, provisions, insurance premiums, Tax and expenses due or to be made have been duly paid or made and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or properly accrued on or prior to the Closing Date and all valuations and audits have been duly made. All pensions provided under any of the International Benefit Plans have been duly reflected on the books of the Conveyed Entities and disclosed on their financial statements and have been adjusted as required regularly if and to the extent mandatorily required by Section 16 of the German Pension Act (BetrAVG) or under any other mandatory applicable Law. Any termination or closing of any of the International Benefit Plans for new entrants has been duly made and validly effected in accordance with applicable Law.
(f)    Except as described in Section 5.2(j) or Section 5.2(k) or as set forth in Section 3.17(f) of the Seller Disclosure Schedule, the consummation of the Transactions shall not (either alone or upon the occurrence of any additional or subsequent events or the passage of time) (i) entitle any Entity Employee of any Conveyed Entity to any severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Entity Employee for which Buyer or a Conveyed Entity may be responsible, (iii) result in forgiveness of indebtedness with respect to any Entity Employee, or trigger any funding obligation under any Employee Plan, or (iv) result in any limitation or restriction on the right of any Seller or any Conveyed Entity to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust.
(g)    The Transactions shall not constitute a change in ownership or control as defined in Section 280G of the Code.
Section 3.18    Intellectual Property.
(a)    Section 3.18(a) of the Seller Disclosure Schedule sets forth a complete and true list of all U.S. and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) Domain Names, in each case owned by a Conveyed Entity. Each item listed on Section 3.18(a) of the

Seller Disclosure Schedules is subsisting and, to the Knowledge of Sellers, valid and enforceable.
(b)    Except for the patents jointly owned by Aeroflex Limited and LIGNex1 Co., Ltd, as identified in Section 3.18(a) of the Seller Disclosure Schedules, the Conveyed Entities exclusively own all right, title and interest to all Business Intellectual Property owned by the Conveyed Entities, free and clear of all Encumbrances (other than non-exclusive licenses granted to customers in connection with the sale or provision of products or services by the Conveyed Entities in the ordinary course of business consistent with past practice).
(c)    Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule (i) the conduct of the business of the Conveyed Entities as currently conducted does not infringe on any third party’s Intellectual Property, and has not done so in the three years prior to the date of this Agreement and there is no claim pending or, to the Knowledge of Sellers, threatened against a Conveyed Entity alleging such infringement, and (ii) to the Knowledge of Sellers, no Person is infringing or otherwise violating any Business Intellectual Property and no claims are pending or, to the Knowledge of Sellers, threatened against any Person by a Conveyed Entity alleging such infringement or other violation. No Business Intellectual Property owned by the Conveyed Entities, and to the Knowledge of Sellers, no other Business Intellectual Property, is subject to any outstanding judgment, injunction, order or decree restricting the use or licensing thereof by the Conveyed Entities.
(d)    The Conveyed Entities have taken commercially reasonable measures to maintain the confidentiality and value of all Trade Secrets and other confidential information of the Conveyed Entities. No such Trade Secrets or confidential information have been disclosed by the Conveyed Entities to, or discovered by, any Person except pursuant to appropriate non-disclosure and/or license agreements that obligate such Person to keep such Trade Secrets confidential both during and after the term of such agreement.
(e)    To the Knowledge of Sellers, no Entity Employee is in default or breach of any term of any employment agreement, non-disclosure agreement, invention-assignment agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property. Since January 1, 2014, the Conveyed Entities have had in place policies and maintain practices sufficient to ensure that any current and former employee, consultant or contractor of the Conveyed Entities who develops or contributes to the development of any material Intellectual Property on behalf of, or for the benefit of, the Conveyed Entities has or will assign such Intellectual Property to the applicable Conveyed Entity. One of the Conveyed Entities owns the entire and unencumbered right, title and interest in and to all Intellectual Property developed, acquired or created by any employee or consultant in the course of his or her employment or consultancy for the Conveyed Entities.
(f)    The consummation of the Transactions will not result in the grant, license or assignment to any Person of any interest in or to, or the creation of any Encumbrances on or the loss of any rights with respect to, any Intellectual Property owned by or licensed to the Conveyed Entities prior to the Closing.

(g)    In the 36 months prior to the date of this Agreement there have been no material failures, crashes, security breaches or similar adverse events affecting the computer software, computer hardware, firmware, networks, interfaces and related systems used by the Conveyed Entities (the “IT Assets”) which have caused material disruption to the operation of the Conveyed Entities. Each of the Conveyed Entities has used commercially reasonable efforts to protect the IT Assets from being infected by any viruses, malware, or similar devices that would reasonably be expected to have a material effect on the Conveyed Entities. The Conveyed Entities have implemented commercially reasonable backup, security and disaster recovery measures and technology, and, to the Knowledge of Sellers, no Person has gained unauthorized access to any of the foregoing IT Assets.
(h)    The Conveyed Entities have complied with the terms of all Contracts governing the use or distribution of Open Source Software, and no use of or activities with respect to Open Source Software by or on behalf of the Conveyed Entities or their customers, (i) requires the licensing, disclosure or distribution of any Intellectual Property to any other Person, or (ii) prohibits or limits the (A) receipt of consideration in connection with licensing or otherwise distributing any software, or (B) imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse-engineer any software. The Conveyed Entities possess the source code, object code, and internal technical documentation (including source code files) for all software included in products sold by the Conveyed Entities. No such software is subject to any obligation (whether present, contingent or otherwise) that would require any of the Conveyed Entities to divulge, license or otherwise provide to any Person the source code for any such software.
(i)    The Sellers have right, title and interest in and to the Aeroflex Marks and the power and authority to grant the license pursuant to Section 5.12.
Section 3.19    Environmental Liabilities. Except as set forth in Section 3.19 of the Seller Disclosure Schedule:
(a)    the Conveyed Entities’ operations are and, for the past three (3) years, have been in material compliance with all applicable Environmental Laws;
(b)    there is no pending or, to the Knowledge of Sellers, threatened, civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation, request for information, or claim relating to any applicable Environmental Law involving (i) the Conveyed Entities’ respective operations or the Owned Real Property or Leased Real Property, or (ii) any products manufactured, marketed, sold or distributed by the Conveyed Entities, their Subsidiaries, or any of their predecessors, except for any such litigation, notice, proceeding, investigation, request for information or claim that would not reasonably be expected to give rise to material liabilities or obligations of the Conveyed Entities pursuant to Environmental Law;
(c)    the Conveyed Entities have those material permits, licenses and approvals which are required under applicable Environmental Law (the “Environmental Permits”) to operate their respective businesses as currently operated by them, and are in material compliance with same, including having made appropriate filings for issuance or renewal thereof

(d)    there have been no Releases or threatened Releases of, or exposure to, Hazardous Materials (i) at, on, about, under or migrating from or, to the Knowledge of Sellers, migrating to any Real Property or, to the Knowledge of Sellers, any real property formerly owned, leased or operated by the Conveyed Entities or any of their predecessors, (ii) arising from or relating to the operations of, or, to the Knowledge of Sellers, any products manufactured, marketed, sold or distributed by, any Conveyed Entity or any of their predecessors; in each case, that would reasonably be likely to give rise to material liabilities or obligations under any Environmental Laws;
(e)    None of the Conveyed Entities have assumed or retained, by contract or operation of Law, any obligation under any Environmental Law or concerning any Hazardous Materials that could reasonably be expected to result in material liability or obligation to the Conveyed Entities under any applicable Environmental Law; and
(f)    the Sellers have made available to Buyer true and complete copies of any environmental site assessments, and any other similar reports, studies, analyses, tests, monitoring, or other material documents or correspondence possessed or initiated by, or reasonably available to the Conveyed Entities, pertaining to Environmental Laws and (i) the Conveyed Entities or any of their predecessors, or (ii) the Real Property or any real property formerly owned, leased or operated by the Conveyed Entities or any of their respective predecessors.
Other than as set forth in this Section 3.19, no other representation or warranty shall be given or deemed to be made in respect of matters arising solely under Environmental Laws or any matters with respect to Hazardous Materials.
Section 3.20    Compliance with Laws.
(a)    Except as set forth in Section 3.20 of the Seller Disclosure Schedule, each of the Conveyed Entities (and each of the Sellers or any of their other Affiliates as relates to the Conveyed Entities) has been, and is, in compliance, in all material respects, with all Laws applicable to the businesses, properties or assets of the Conveyed Entities, and no Seller nor any of its Affiliates nor Conveyed Entity has received, nor, to the Knowledge of Sellers, is there any basis for, any citation, fine, complaint or other communication from any Governmental Entity or any other Person that may assert that a Conveyed Entity (or any of the Sellers or any of their other Affiliates as relates to the Conveyed Entities) has violated or is not in compliance with any such Law, and, to the Knowledge of Sellers, no citation, fine, complaint or other communication is threatened.
(b)    The Conveyed Entities (and each of the Sellers or any of their other Affiliates as relates to the Conveyed Entities) and their respective directors, officers, and employees, and, to the Knowledge of Sellers, any agents acting on behalf of a Conveyed Entity (or any of the Sellers or any of their other Affiliates as relates to the Conveyed Entities), are and have been in compliance with all Export Control Laws. The Conveyed Entities (and each of the Sellers or any of their other Affiliates as relates to the Conveyed Entities) have obtained and are, and have been, in compliance with all required licenses, registrations, permits, and authorizations under Export Control Laws. No claims, complaints, charges, investigations, voluntary disclosures, or proceedings involving potential violations of Export Control Laws by any Conveyed Entity (or any of the Sellers or any of their other Affiliates as relates to the Conveyed Entities) is pending, or to the Knowledge of Sellers, threatened.
(c)    None of the Conveyed Entities nor any of their respective Entity Employees is, or is owned or controlled by any Persons that are: (i) located, organized, or resident in a country or territory that is itself the subject of sanctions by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), the European Union, or the government of any jurisdiction in which it operates or is organized; or (ii) the subject of sanctions or other prohibitions or restrictions under Export Control Laws, including being identified on a U.S. government or applicable foreign restricted parties list, such as OFAC’s Specially Designated Nationals and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List and Entity List.
Section 3.21    Transactions with Related Parties. There are no, and during the two years prior to the date hereof there have not been, Contracts or transactions between any Conveyed Entity, on the one hand, and any Seller or any of its Affiliates (other than Contracts or transactions solely between the Conveyed Entities or otherwise relating to treasury, insurance, health and similar support functions that are centrally administered by one or more of the Sellers and/or their respective Affiliates to the Sellers and all of their respective Affiliates in the ordinary course, consistent with past practice) (any such Contract or transaction, a “Related Party Arrangement”).
Section 3.22    Customers and Suppliers. Except as set forth on Section 3.22 of the Seller Disclosure Schedule, no Conveyed Entity has been notified by any Significant Customer or Significant Vendor that such Significant Customer or Significant Vendor intends to terminate or materially diminish its business relationship with any of the Conveyed Entities, and no Significant Customer or Significant Vendor has terminated or materially diminished (other than in the ordinary course of business) its business relationship with any of the Conveyed Entities. As used herein, “Significant Customers” means the ten (10) largest customers of the U.S. Conveyed Entity and the ten (10) largest customers of the other Conveyed Entities, taken as a whole (determined based on net revenue realized from sales or products and services provided to such customers on a consolidated basis for the 12 months ended December 31, 2017), and “Significant Vendors” means the ten (10) largest vendors of the U.S. Conveyed Entity and the ten (10) largest vendors of the other Conveyed Entities, taken as a whole (determined based on the purchases from such vendors on a consolidated basis for the 12 months ended December 31, 2017).
Section 3.23    Inventory. All inventory, including raw and packing materials, work-in-process, finished goods, supplies, parts and similar items of the Conveyed Entities is maintained, stored, transported and otherwise handled in accordance with applicable Law and industry standards.

Section 3.24    Improper Payments. None of the Conveyed Entities or any of their respective officers, directors, employees, or to the Knowledge of Sellers, any of their respective, agents, representatives or Affiliates acting on behalf of any Conveyed Entity, has during the last five (5) years made or offered or solicited or accepted or authorized any contributions, payments, gifts, gratuities, entertainment, travel or hospitality expenses, employment opportunities or anything of value to (i) obtain favorable treatment for any business sought, (ii) pay for favorable treatment for any business obtained, (iii) obtain or pay for special concessions or for special concessions for any business previously obtained, or (iv) otherwise confer, promise to confer, or authorize anything of value to be conferred in violation of any applicable Anti-Corruption Laws. Each Conveyed Entity, and with respect to the businesses of the Conveyed Entities, its Affiliates, is in compliance with the applicable provisions of all applicable Anti-Corruption Laws. No Conveyed Entity has received any written communication from a Governmental Entity alleging that any Conveyed Entity, or any officers, directors, employees, agents, representatives or Affiliates of any Conveyed Entity, is in violation of, or has any unresolved liability under, any applicable Anti-Corruption Laws. No Conveyed Entity nor any of its Affiliates has received any written request for documents or information from any Governmental Entity in connection with any applicable Anti-Corruption Laws.
Section 3.25    Insurance. All material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance that are applicable to the Conveyed Entities as of the date of this Agreement are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid. With respect to any insurance policies applicable to the Conveyed Entities, no written notice of cancellation or termination has been received by the Sellers with respect to any such policy and no Conveyed Entity or any of its other Affiliates is in material breach or material default (including any such material breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute a material breach or material default, or permit termination or modification under any such policy.
Section 3.26    Seller Brokers’ Fees. Neither any Seller nor any of its Affiliates (including the Conveyed Entities) has employed any broker, investment banker, financial advisor or other person who would have a valid claim for a fee or commission from Buyer or a Conveyed Entity in connection with the Transactions.
Section 3.27    Exclusivity of Representations. The representations and warranties made by the Sellers in this Agreement and the Transaction Documents are the exclusive representations and warranties made by the Seller with respect to the Sellers and the Conveyed Entities and any of their respective Affiliates. The Sellers hereby disclaim any other express or implied representations or warranties with respect to the Sellers, the Conveyed Entities and any of their respective Affiliates.
Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each of the Sellers as of the date hereof and as of the Closing (except for the representations and warranties that by their terms refer to a specific date, which representations and warranties shall be made solely as of the specified date), as follows:
Section 4.1    Due Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.
Section 4.2    Authorization of Transactions. Buyer has requisite corporate power and authority to execute, deliver this Agreement and the Transaction Documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and such Transaction Documents, and the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly and validly authorized by necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement, such Transaction Documents or to consummate the Transactions. This Agreement has been, and each such Transaction Documents contemplated hereby to be executed by Buyer shall be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Sellers and the applicable Conveyed Entities, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions.
Section 4.3    Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance by Buyer of this Agreement or the Transaction Documents contemplated hereby to be executed and delivered by Buyer or the consummation by Buyer of the Transactions, except (a) Governmental Filings under the HSR Act; (b) Governmental Filings under Foreign Antitrust Laws; (c) Governmental Filings under or in accordance with Export Control Laws; (d) notice filings and registrations under ITAR; or (e) such other Governmental Filings the failure of which to be obtained or made would not prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of the Transactions.
Section 4.4    No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement, the Transaction Documents contemplated hereby to be executed and delivered by Buyer and the consummation of the Transactions do not (a) assuming all of the Governmental Filings contemplated by Section 3.4 and Section 4.3 have been made or obtained, violate any applicable Law to which Buyer or any of its properties or assets, is subject; (b) require any notice, consent or approval under, conflict with, constitute or result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify or cancel, require the offering or making of any payment or otherwise adversely affect Buyer’s rights with respect to, or result in the creation or imposition of any Encumbrances on any properties or assets of Buyer (with or without lapse of time, notice or both); or (c) violate the certificate of incorporation or by-laws of Buyer, except with respect to the foregoing clauses (a) and (b) as would not prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of the Transactions.
Section 4.5    Legal Proceedings. There are no Actions pending against Buyer or, to the Knowledge of Buyer, threatened against Buyer, which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the Transactions. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of the Transactions.
Section 4.6    Acquisition of Equity for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Conveyed Entity Equity Interests. Buyer confirms that it can bear the economic risk of its investment in the Conveyed Entity Equity Interests, has been furnished the materials relating to Buyer’s purchase of the Conveyed Entity Equity Interests which Buyer has requested, and the Sellers have provided Buyer the opportunity to ask questions of the officers and management employees of the Sellers and the Conveyed Entities and to acquire additional information about the business and financial condition of the Conveyed Entities. Buyer is acquiring the Conveyed Entity Equity Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Conveyed Entity Equity Interests. Buyer agrees that the Conveyed Entity Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.
Section 4.7    Funding. Buyer has as of the date of this Agreement, and shall have on the Closing Date, sufficient funds to enable Buyer to consummate the Transactions, including payment of the Closing Consideration Amount and fees and expenses of Buyer relating to the Transactions.
Section 4.8    Solvency. Buyer and its Subsidiaries are currently Solvent and, after giving effect to the Transactions, including payment of the Closing Consideration Amount and the payment of all fees, expenses and other amounts required to be paid by Buyer in connection with the Transactions, Buyer and its Subsidiaries (including the Conveyed Entities) will be Solvent immediately prior to and immediately after the Effective Time.
Section 4.9    Buyer Brokers’ Fees. Neither Buyer nor any of its Affiliates has employed any other broker, investment banker, financial advisor or other person who would have a valid claim for a fee or commission from the Sellers in connection with the Transactions.
Section 4.10    Investigation by Buyer. Buyer has conducted its own independent investigation, verification, review and analysis of the operations, assets, Liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Conveyed Entities by Buyer after the Closing, which investigation, review and analysis was conducted by Buyer and, to the extent Buyer deemed appropriate, by its Affiliates and representatives. Buyer has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the Transactions. Buyer acknowledges that it, its Affiliates and representatives have been provided access to the personnel, properties, premises and records of the Conveyed Entities for such purpose.
Article V.
COVENANTS
Section 5.1    Conduct of Business.
(a)    The Sellers agree that, during the period from the date of this Agreement until the Closing, except as (i) otherwise specifically provided by this Agreement, including pursuant to Section 5.10(b) and Section 5.25, (ii) required by applicable Law, (iii) set forth in Section 5.1 of the Seller Disclosure Schedule, or (iv) consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Sellers shall cause each of the Conveyed Entities to conduct their business and operations in the ordinary course, consistent with past practice and the Sellers shall use commercially reasonable efforts to cause the Conveyed Entities to (A) maintain intact their current business organization and goodwill and (B) keep available the services of the Conveyed Entities’ present officers and Entity Employees. Without limiting the foregoing, the Sellers shall not sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any Equity Securities of any of the Conveyed Entities and shall cause the Conveyed Entities not to:
(i)    modify or amend any of the certificates of incorporation, by-laws, constitutions or other equivalent governing or constitutional document(s) of any of the Conveyed Entities;
(ii)    allot, issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (A) any Equity Securities of any of the Conveyed Entities or any other equity or ownership interests in any Conveyed Entity or (B) any properties or assets of any of the Conveyed Entities, other than sales or transfers of assets in the ordinary course of business consistent with past practice;
(iii)    split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities, or other equity or ownership interests, of the Conveyed Entities, as applicable, or make any other change with respect to the capital structure of any Conveyed Entity;
(iv)    incur, assume, guarantee, endorse, or otherwise become responsible for, any Indebtedness, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided that in no event shall any Conveyed Entity incur, assume, guarantee endorse, or otherwise become responsible for, any long-term Indebtedness for borrowed money;

(v)    (A) terminate, cancel, or modify or amend in any material manner, or waive any material right under, any Material Contract or Contract (excluding purchase orders under $500,000) with any Significant Customer or Significant Vendor or (B) enter into any Contract that would be a Material Contract had it been entered into prior to the date hereof or enter into any Contract (excluding purchase orders under $500,000) with any Significant Customer or Significant Vendor), other than, in the case of clauses (A) and (B) (but excluding any Material Contract described in clause (iii), (v), (vii), (viii), (ix), (x) or (xii) of Section 3.14(a)), in the ordinary course of business consistent with past practice;
(vi)    form any Subsidiary or acquire whether by merger, consolidation or otherwise equity or other ownership interests in (or the business of) any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or any material amount of assets;
(vii)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Conveyed Entities, or otherwise alter the corporate structure of any Conveyed Entity;
(viii)    change its accounting policies or procedures except to the extent required to comply with Law or in regulation of such jurisdiction in which any of the Conveyed Entities are incorporated;
(ix)    change its fiscal year;
(x)    declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of their Equity Securities or other equity or ownership interests;
(xi)    pay, discharge satisfy or assume any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the balance sheets as of the Balance Sheet Date included in the Financial Statements or subsequently incurred in the ordinary course of business consistent with past practice;
(xii)    cancel, compromise, waive or release any right or claim other than in the ordinary course of business, consistent with past practice;
(xiii)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable (other than payables being contested in good faith by any Conveyed Entity) or defer expenses or reduce inventories, in any case other than in the ordinary course of business consistent with past practice;
(xiv)    commence or settle any Action, including the Retained Litigation;

(xv)    permit the lapse of any existing policy of insurance relating to the business or assets of the Conveyed Entities;
(xvi)    make, revoke or change any Tax election, file any amended Tax Return, change any Tax accounting period or method, settle or compromise any Tax claim relating to any Conveyed Entity, consent to or request any extension or waiver of the limitation period applicable to any Tax claim, surrender any claim for a refund of Taxes, or prepare any Tax Return in a manner that is inconsistent with past practice or fail to timely make payments of Taxes (including estimated Taxes) when due in a manner consistent with past practice;
(xvii)    except as required by applicable Law or by the terms of any Employee Plan (x) grant or announce any increase in the salaries, bonus or incentive opportunities, severance, retention, termination, change in control pay, transaction bonuses or any other compensation or benefits payable, or to become payable, to any of the Entity Employees, other than any increases in base salary or wage rate in the ordinary course of business consistent with past practice, (y) enter into or adopt any employee benefit plan or employment, severance, retention, change in control, transaction bonus agreement or arrangement or any similar agreement or arrangement, or amend any collective bargaining agreement or Employee Plan, including any Transferred Plan, in each case, with respect to any Entity Employee, other than changes in welfare benefits in the ordinary course of business consistent with past practice that apply equally to all similarly situated employees of the Sellers or a Conveyed Entity, as the case may be or (z) terminate (other than for cause) any Entity Employee who is a director, officer, or whose annual base salary in excess of $175,000, or hire or engage any individual who will be an Entity Employee with an annual base salary in excess of $175,000;
(xviii)    (A) abandon, sell, or assign any Business Intellectual Property or IT Assets (other than in the ordinary course of business consistent with past practice), (B) grant to any Person any license with respect to any Business Intellectual Property or IT Assets, except non-exclusive licenses granted to customers in connection with the sale or provision of products or services by the Conveyed Entities in the ordinary course of business consistent with past practice, or (C) disclose any confidential information to any Person, other than Persons that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;
(xix)    enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $25,000 per year in any single case or terminate any such lease; or
(xx)    authorize, agree, resolve or consent to any of the foregoing.
(b)    Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Conveyed Entities prior to the Closing Date. Prior to the Closing Date, the Sellers shall, and shall cause the Conveyed Entities to, exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Conveyed Entities. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.1 to the extent that the requirement for such consent would violate or conflict with applicable Law.
Section 5.2    Employment Matters.
(a)    Employment. All individuals who are employed by a Conveyed Entity immediately prior to the Closing, including all Business Entity Employees transferred in accordance with Section 5.2(h)(ii), and who continue as employees after the Closing Date are referred to herein as “Continued Employees”. Buyer shall, or shall cause the Conveyed Entities to, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or if shorter, during the period of employment), provide to the Continued Employees (i) base salaries or wage rates and annual cash bonus opportunities which are no less favorable, in the aggregate, than the base salaries or wage rates and annual cash bonus opportunities provided by the Sellers and the Conveyed Entities immediately prior to the Closing, and (ii) employee benefits, including severance pay and benefits, that are no less favorable, in the aggregate, than those provided to similarly situated employees of Buyer or its Affiliates; provided, that continued participation in a Transferred Plan shall satisfy the requirement of this clause (ii). For the avoidance of doubt, nothing in this Section 5.2(a) shall require Buyer or the Conveyed Entities to maintain the employment of any specific Continued Employee for any period of time after the Closing.
(b)    Service Credit. Periods of employment with the Conveyed Entities or any of their current or former Affiliates prior to the Closing, to the extent previously recognized under any Employee Plan, shall be credited for purposes of determining, after the Closing and as applicable, eligibility for participation, vesting and level of benefits of any Continued Employee under all employee benefit plans offered by Buyer, the Conveyed Entities or an Affiliate of Buyer to the Continued Employees, including vacation or personal leave plans or arrangements, 401(k) or similar defined contribution retirement plans, and any severance or welfare plans; provided, however, that nothing herein shall require taking into account service for the purposes of any plan subject to Title IV of ERISA, any frozen or grandfathered Employee Plan, or any plan, program or policy providing retiree health or life benefits, or to the extent that such credit would result in the duplication of any benefits for the same period of service.
(c)    Pre-Existing Conditions; Payment Credits. Buyer shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause the Conveyed Entities, to: (i) waive any limitation on the coverage of Continued Employees and their eligible dependents due to any pre-existing conditions under any group health plan of Buyer or any Affiliate of Buyer; (ii) credit Continued Employees and their eligible dependents with all payments credited against any out-of-pocket maximum, and with any expenses incurred and credited against any deductible, under any group health plan of the Sellers or their Affiliates prior to the Closing Date during the plan year in which the Closing occurs, for purposes of determining the extent to which any such person has satisfied his or her deductible or reached the out-of-pocket maximum under any group health plan of Buyer or an Affiliate of Buyer for such year; and; and (iii) if Buyer or an Affiliate of Buyer sponsors a flexible spending arrangement (“FSA”) for the benefit of Continued Employees, credit each participating Continued Employee’s account under such FSA of Buyer or an Affiliate with contributions made to such employee’s FSA under any Seller’s Plan (less reimbursement payments) during the plan year in which the Closing occurs in a manner that complies with applicable Law; provided that if Buyer provides credit to participating Continued Employee under such FSA, the Sellers shall reconcile underspent and overspent flexible spending accounts of Continued Employees in its flexible spending arrangement(s) immediately prior to Closing and transfer to Buyer the net amount, along with a breakdown by Continued Employee of the reconciliation.
(d)    Withdrawal from Employee Plans. The Conveyed Entities shall withdraw, effective as of the Closing Date, from any Employee Plan that is not a Transferred Plan, in the manner, if any, that such Employee Plan specifies for withdrawal of a participating employer.
(e)    Assumption of Transferred Plans. The Parties shall cooperate in order to enable Buyer and the Conveyed Entities to assume or retain and honor the Transferred Plans. Buyer and the Conveyed Entities shall be solely responsible for all liabilities relating to the amendment or termination of any Transferred Plan after the Closing or any alleged termination of any Transferred Plan in connection with the consummation of the Transactions and shall indemnify and hold harmless the Seller Indemnitees therefrom accordingly.
(f)    401(k) Plan. As soon as practicable following the Closing Date, but no later than sixty (60) days following the Closing Date, Buyer shall, or shall cause its Affiliates to, cause the Section 401(k) plan maintained by Buyer or its Affiliates in which the Continued Employees are eligible to participate following the Closing to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Sellers’ 401(k) plans excluding any loans.
(g)    Consultation with Employee Representative Bodies. Sellers shall, and shall cause its Affiliates to undertake all legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) which represent Continued Employees.
(h)    Personnel.
(i)    Prior to the Closing Date, the Sellers shall effect the transfer of employment of the Non-Business Entity Employees (collectively, the “Retained Personnel”) to any Seller or any of its Affiliates (other than the Conveyed Entities); provided, however, that to the extent that any Retained Personnel cannot be transferred from a Conveyed Entity to any Seller or any of its Affiliates (other than the Conveyed Entities) prior to the Closing Date for any reason, Seller shall fully reimburse the Conveyed Entities on demand, and shall fully indemnify and hold harmless Buyer and the Conveyed Entities, for and against any and all costs (including without limitation, compensation, salary, wages, health and welfare benefits, severance, penalties, legal fees and any other costs) associated with (x) continuing to employ such Retained Personnel following the Closing, including, to the extent applicable, any notice period for such Retained Personnel, and (y) terminating the employment of the Retained Personnel. For the avoidance of doubt, none of Buyer or any of its Affiliates shall have any liability relating to the Retained Personnel.
(ii)    Prior to the Closing Date, the Sellers shall effect the transfer of employment of each Business Entity Employee from any Seller or any of its Affiliates (other than the Conveyed Entities) to a Conveyed Entity.
(i)    Payment of Transaction Bonus Obligations. Prior to the Closing, the Sellers shall pay, or shall cause their Affiliates (other than the Conveyed Entities) to pay, the amount of any transaction related bonuses owed to any Continuing Employees in connection with the consummation of the Transactions, together with the employer portion of any payroll, employment, social security or other Taxes payable in connection therewith.
(j)    Other than in relation to Save-As-You-Earn Plans and Share Incentive Plans under Schedules 2 and 3 of the Income Tax (Earnings and Pensions) Act 2003 in relation to which no Tax liability or reporting obligation arises to a Conveyed Entity, respectively, the Sellers undertake to:
(i)    inform Buyer of the vesting, exercise, or other event relevant for Tax purposes (as applicable) of any Share Awards and to provide, in a timely manner, details of the Share Awards and relevant event so that Buyer or Conveyed Entity can make any applicable withholdings for any Tax and pay any Tax to the relevant Taxing Authority within the applicable timescale;
(ii)    procure that Buyer or the Conveyed Entities receive (before the due date for payment of such amounts to the relevant Taxing Authority) an amount equal to the amount of Tax that the Conveyed Entities are required to withhold and pay to any relevant Taxing Authority (including, for the avoidance of doubt, any employer’s social security liabilities) in connection with the relevant event (as appropriate), provided that Buyer agrees to provide to the Sellers details of any withholding rates that are applicable to the holders of such Awards in advance and (in the absence of such a notification) the Sellers can assume that the withholding rates applicable at the time of Closing may apply; and
(iii)    provide to Buyer such other information as Buyer shall reasonably request for the purposes of filing or complying with any reporting obligation related to the Share Awards.
(k)    Other than in relation to Save-As-You-Earns Plans and Share Incentive Plans under Schedules 2 and 3 of the Income Tax (Earnings and Pensions) Act 2003 respectively, and without prejudice to the obligations of the Sellers under Section 5.13(a)(i), Buyer shall have all the withholding and reporting obligations (including annual reporting obligations) and liability to pay or account for any Tax in relation to any vesting or exercise of Share Awards.

Without limitation, Buyer shall, and shall cause any Affiliate which employs or employed the relevant employee of the Conveyed Entity, to:
(i)    pay over to the appropriate Taxing Authority the amount of any Tax that is required to be accounted to such Taxing Authority and remit back to the employee any excess amounts that are not required to be withheld;
(ii)    pay to the appropriate Taxing Authority an amount equal to the employer social security contributions before the date on which the employer social security contributions must be accounted for to such Taxing Authority; and
(iii)    unless specifically agreed otherwise with the Sellers in writing, be responsible for reporting to the appropriate Taxing Authority the taxable event that has occurred in connection with the Share Awards.
Section 5.3    Publicity. The Sellers and Buyer agree to communicate and cooperate with each other prior to any public disclosure of the Transactions. The Sellers and Buyer agree that no public release, filing, notification, announcement or other communication (including Governmental Filings) concerning or describing the Transactions or the financial or other effects of such transactions shall be issued, released, filed, disseminated or published by any Party or its Affiliates without the prior consent of the other Party, except (a) as such release or announcement may be required by Law or the rules and regulations of any stock exchange (including, for the avoidance of doubt, the London Stock Exchange and NASDAQ) upon which the securities of the Sellers or Buyer, as applicable, or any of their respective Affiliates, are listed, and in the event such disclosure is required, a Party may include such information as it customarily discloses with respect to similar transactions; and (b) as may be necessary or desirable in connection with any Governmental Filings. Each Party shall, to the extent practicable and legally permissible, allow the other Party reasonable time to review and comment on all public releases, filings, notifications, announcements or other communications (including Governmental Filings) concerning the Transactions in advance of their issuance, release, filing, dissemination or publication.
Section 5.4    Confidentiality, Access.
(a)    The Parties hereby agree to treat the contents of this Agreement, all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of that certain Confidentiality Agreement between Cobham and Buyer, dated as of September 20, 2017 (the “Confidentiality Agreement”) which shall continue in full force and effect until the Closing Date, at which time the Confidentiality Agreement, and the obligations of the Parties under this Section 5.4, shall terminate and be of no further force or effect. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The foregoing and the Confidentiality Agreement shall not prevent a Party from making any disclosure (x) as may be required by Law or the rules and regulations of any stock exchange (including, for the avoidance of doubt, the London Stock Exchange and NASDAQ) upon which the securities of the Sellers or Buyer, as applicable, or any of their respective Affiliates, are listed, and in the event such disclosure is required, a Party may include such information as it customarily discloses with respect to similar transactions; and (y) as may be necessary or desirable in connection with any Governmental Filings. For the avoidance of doubt, the non-solicitation provision set forth in the Confidentiality Agreement shall not prevent Buyer from having discussions prior to Closing with respect to the Entity Employees solely regarding their roles with Buyer and the Conveyed Entities after the Closing.
(b)    Subject to the Confidentiality Agreement and Section 5.4(a), from the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, upon reasonable notice, the Sellers shall, and shall cause their respective Affiliates (including the Conveyed Entities) and each of its and their respective representatives to: (i) afford Buyer and its authorized representatives reasonable access to the officers, personnel, properties, Contracts, and Business Records of the Conveyed Entities and (ii) furnish to the authorized representatives of Buyer such additional financial and operating data and other information regarding the Conveyed Entities and their respective businesses and operations as Buyer and its authorized representatives may from time to time reasonably request; provided, however, that and such access shall be during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of Conveyed Entities. All requests by Buyer for access pursuant to this Section 5.4(b) shall be submitted or directed to the individuals specified in Section 5.4(b) of the Seller Disclosure Schedule or, in each case, such other individuals as the Sellers may designate in writing from time to time. For the avoidance of doubt, prior to the Closing, Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.
Section 5.5    Information.
(a)    The Sellers and their respective Affiliates (other than the Conveyed Entities) shall transfer to the Conveyed Entities the original copies of all books, records, documents, instruments, accounts, correspondence, writings, evidence of title and other papers relating to the Conveyed Entities.
(b)    Subject to Section 5.13, each Party shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidence of title and other papers relating to the Conveyed Entities with respect to the period prior to the Closing in its possession for at least seven (7) years following the Closing Date or such longer period as may be required by Law or applicable court order. After the Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to the Sellers, and the Sellers shall furnish or cause to be furnished to Buyer, access, during normal business hours, to such information and assistance relating to the Conveyed Entities as is reasonably necessary for insurance matters, financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any Action. The Sellers shall reimburse Buyer and Buyer shall reimburse the Sellers for reasonable out-of-pocket costs and expenses incurred in assisting the Sellers or Buyer, as applicable, pursuant to this Section 5.5(b).

(c)    From the date hereof until the Closing, the Sellers shall, and shall cause the Conveyed Entities to, cooperate with Buyer such that, immediately following the Closing, the Conveyed Entities shall be able to timely satisfy the following deliveries to Buyer.
(i)    within fifteen (15) days after each calendar month, the U.S. Conveyed Entity and the other Conveyed Entities shall provide Buyer the management financial information customarily prepared by the Conveyed Entities on a monthly basis, in each case prepared in accordance with the accounting policies, procedures and estimates as set forth in Annex B, consistent with their respective past practice; and
(ii)    within thirty five (35) days after each quarter (other than the quarter ended December 31, 2017), the U.S. Conveyed Entity and the other Conveyed Entities shall provide Buyer the management financial information customarily prepared by the Conveyed Entities on a quarterly basis, in each case prepared in accordance with the accounting policies, procedures and estimates as set forth in Annex B, consistent with their respective past practice.
(d)    Cobham and the Sellers firmly commit to cause to be prepared, in consultation with Buyer, and delivered to PricewaterhouseCoopers LLP (London) (“PwC UK”) and Buyer prior to the Closing draft unaudited 2017 “carve-out” financial statements with respect to the Conveyed Entities described below (the “2017 Financials”) sufficient to permit PwC UK to initiate the audit field work for an audit of the 2017 Financials conducted in accordance with U.S. generally accepted auditing standards (“U.S. GAAS”). The 2017 Financials shall consist of a balance sheet as of December 31, 2017 and related statements of income, cash flows and changes in equity equivalent for the twelve (12) month period then ended (and related notes thereto) shall be prepared with respect to the Conveyed Entities on a combined basis in accordance with International Financial Reporting as adopted by the International Accounting Standards Board (“IFRS as adopted by IASB”). Buyer, Sellers and Cobham shall each use reasonable best efforts to cause PwC UK to conduct, and shall assist such auditors in conducting, an audit of the 2017 Financials in accordance with U.S. GAAS. To the extent requested by Buyer, Cobham and Sellers shall use reasonable best efforts to (i) support Buyer in connection with the preparation of pro forma financial statements required to be filed by Buyer pursuant to Article 11 of Regulation S-X, (ii) to cause PwC UK to provide any required consents to include and/or incorporate the audited 2017 Financials in future registration statements filed by Buyer or its Affiliates and (iii) provide necessary “comfort letters” in connection with future issuances or sales of securities of the Buyer or its Affiliates.
(e)    In addition, if the Closing will occur after May 10, 2018, Sellers and Cobham shall use reasonable best efforts to cause to be prepared in accordance with IFRS as adopted by IASB, in consultation with Buyer, and delivered to Buyer, within 40 days after Closing unaudited financial statements with respect to the Conveyed Entities on a combined basis consisting of balance sheets as of March 31, 2018, and December 31, 2017, and related statements of income, cash flows and changes in equity for the three (3) month periods ended March 31, 2017 and March 31, 2018 (and related notes thereto).

(f)    Buyer shall reimburse Cobham and the Sellers for reasonable out-of-pocket costs and expenses incurred by Cobham, Sellers and their Affiliates in complying with Section 5.5(d) and Section 5.5(e). Buyer will, and will cause its Affiliates, advisors, agents and representatives to, treat and hold as confidential any information (financial or otherwise) regarding Sellers and their Affiliates that is disclosed to, or developed or learned by, Buyer and its Affiliates in connection herewith and will refrain from disclosing and will not use any such information for any purpose other than in connection with any filings with a Governmental Entity contemplated by Section 5.5(d) and Section 5.5(e) or as necessary to comply with applicable Law or a requirement of a Governmental Entity; provided, however, that the preceding sentence shall not apply to Buyer’s use or disclosure of any confidential information of the Conveyed Entities after Closing.
Section 5.6    Filings and Authorizations.
(a)    The Sellers and Buyer shall use reasonable best efforts to cooperate with each other to determine whether any filings are required to be made with, or consents, permits, authorizations, clearances (including any national security clearances), waivers or approvals are required to be obtained from, any third parties or Governmental Entities under any applicable Regulatory Law or any Contract in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and, wherever appropriate, request early termination of any waiting periods under such Regulatory Laws. The Sellers, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates to, promptly file or cause to be filed and obtain or cause to be obtained all necessary Governmental Filings including, as applicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within fifteen (15) Business Days of the date of this Agreement, (ii) as promptly as practicable any Governmental Filings required under Foreign Antitrust Laws and all required Governmental Filings under Export Control Laws, and (iii) submissions of additional information requested by any Governmental Entity. The costs of all Governmental Filings shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer.
(b)    Without limiting the generality of Buyer’s undertaking pursuant to this Section 5.6, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity or any other party so as to enable the Parties hereto to receive any approval under any Regulatory Law at the earliest possible point in time and to close the Transactions as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.
(c)    Notwithstanding anything in this Agreement to the contrary, Buyer and its Subsidiaries and Affiliates shall not be required to take any action, or agree to any hold separate order, sale, divestiture or disposition or other condition or limitation, in each case, that would, or would reasonably be expected to, have, individually or in the aggregate, a Regulatory Material Adverse Effect. A “Regulatory Material Adverse Effect” means, with respect to actions, hold separate orders, sales, divestitures or dispositions or other condition or limitation, whether relating to the businesses, assets or operations of Buyer or any of its Subsidiaries or the Conveyed Entities, a material adverse effect on a business, results, operations, EBITDA, or financial condition of the size and scale of the Conveyed Entities, taken as a whole.
(d)    The Sellers shall give reasonably prompt notice to Buyer of receipt by any Seller or any of its Affiliates of any written notice from any Person alleging that any material consent, permit, authorization, clearance, waiver or approval is or may be required in connection with the Transactions.
(e)    The Sellers and Buyer shall use reasonable best efforts to cooperate with each other to determine whether any enterprise income tax is payable to the State Administration of Taxation in the People’s Republic of China as a result of the Transactions. Buyer agrees that it will not report the Transactions to the State Administration of Taxation in the People’s Republic of China without prior written authorization from the Sellers (such authorization not to be unreasonably withheld, conditioned or delayed), specifying what information Buyer is entitled to disclose.
Section 5.7    Director and Officer Liability; Indemnification.
(a)    From and after the Closing, Buyer shall and shall cause each Conveyed Entity to take any necessary actions to ensure all rights to exculpation and indemnification and all limitations on liability existing in favor of any current or former officers or directors of the Conveyed Entities (collectively, the “Business Indemnitees”), as provided in (i) the applicable organizational documents of the Conveyed Entities in effect on the date hereof or (ii) any agreement between a Business Indemnitee and any Conveyed Entity providing for exculpation or indemnification by such Business Indemnitee in effect on the Closing Date and made available to Buyer prior to the date hereof, in each case, shall survive the consummation of the Transactions and shall continue in full force and effect and be honored by the Conveyed Entities after the Closing, except to the extent required by applicable Law, for a period of six (6) years thereafter. Following the Closing for a period of six (6) years thereafter, except to the extent required by applicable Law, Buyer shall not permit any of the Conveyed Entities to take any action so as to amend, modify, limit or repeal the provisions for indemnification of the Business Indemnitees contained in the applicable organizational documents of the Conveyed Entities in effect on the date hereof of any Conveyed Entity in such a manner as would adversely affect the rights of any Business Indemnitee to be exculpated or indemnified by such Persons in respect of their serving in such capacities prior to the Closing. If any Action (whether arising before, at or after the Closing) subject to the exculpation or indemnification rights referred to above is made against any Business Indemnitees on or prior to the sixth anniversary of the Closing, the provisions of the prior sentences of this Section 5.7(a) shall continue in effect until the final disposition of such Action.
(b)    At or prior to the Closing, the Sellers shall, in consultation with Buyer, cause the Conveyed Entities to purchase, a non-terminable extension of (or equivalent insurance with respect to coverage, retentions, amounts and other material terms to) the current directors’ and officers’ liability insurance policy of the Conveyed Entities (the “D&O Insurance”). The D&O Insurance shall (i) have an effective term of six years from the Closing, (ii) cover each current director or officer currently covered by the applicable directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Closing, and (iii) contain terms that are no less favorable than those of the applicable directors’ and officers’ insurance policy in effect on the date of this Agreement; provided that in any event the aggregate premium and policy limit for such D&O Insurance shall be no higher than what is set forth in Section 5.7(b) of the Seller Disclosure Schedules. The costs of the D&O Insurance shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer.
(c)    Notwithstanding anything to the contrary contained in this Agreement, this Section 5.7 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Buyer. In the event that a Conveyed Entity after the Closing or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns or transferees of the properties or assets of the Conveyed Entity or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 5.7.
Section 5.8    Commercially Reasonable Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the Parties under Section 5.6, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Transactions.
Section 5.9    No Modification of R&W Policy. The Parties acknowledge that, as of the date hereof, Buyer has obtained a conditional binder to the R&W Policy, and a true and complete copy of such conditional binder has been provided to the Sellers. Buyer shall not and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Policy, including the waiver of subrogation set forth therein, in any manner that is adverse to the Sellers, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.10    Termination of Agreements.

(a)    On and as of the Closing, except for those Contracts, if any, set forth in Section 5.10(a) of the Seller Disclosure Schedule and as otherwise requested by Buyer, the Sellers shall terminate (or shall cause to be terminated) all Related Party Arrangements (other than the Transition Services Agreement).
(b)    Notwithstanding any limitations set forth in Section 5.1, the Sellers shall eliminate as of the Closing (by way of capital contribution, cash settlement or otherwise, in each case as mutually determined by each Seller and Buyer) all inter-company accounts, whether payables or receivables, between each Seller or any of its Affiliates (other than the Conveyed Entities), on the one hand, and any Conveyed Entity, on the other hand, and, notwithstanding anything herein to the contrary, such payables and receivables, and other receivables (including, without limitation, non-trade receivables) in respect of that certain End License User Agreement and that certain 2014 Business Model Addendum to End-User License Agreement Rev. 140201, dated April 30, 2014, between Mentor Graphics Corporation and Aeroflex Incorporated, shall not be taken into account in calculating the Closing Date Net Working Capital.
Section 5.11    Termination of Certain Support Services. Buyer acknowledges that the Conveyed Entities currently receive from the Sellers and their Affiliates certain administrative and corporate services and benefits of a type generally provided to other businesses and Subsidiaries of the Sellers (the “Support Services”). The Sellers and Buyer acknowledge that, except for Support Services pursuant to the Transition Services Agreement, Support Services shall cease at the Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto. The Parties agree that the acknowledgments contained in this Section 5.11 shall not be interpreted as limiting any of the representations and warranties made by the Sellers in this Agreement, including without limitation the representations and warranties set forth in Section 3.11.
Section 5.12    Intellectual Property Matters.
(a)    Buyer acknowledges that, as between the Sellers and Buyer, the Sellers own all Retained Marks, and Buyer has no rights, and is not acquiring any rights to use the Retained Marks after the Closing Date, except as set forth in Section 5.12(b). For purposes of this Section 5.12, “Aeroflex Marks” means Trademarks consisting of or incorporating the terms “Aeroflex”, and any names (including internet Domain Names) or Trademarks related thereto or containing or comprising the foregoing, including all contractions, abbreviations, derivations, translations or transliterations of these names and Trademarks or any names or Trademarks confusingly similar thereto, or likely to be confusingly similar thereto, or dilutive thereof; and “Retained Marks” means, collectively, the Aeroflex Marks, any Trademark consisting of or incorporating the terms “Cobham,” and any other Trademark (other than Trademarks owned by the Conveyed Entities) used by the Sellers or any of their Affiliates or former Affiliates (other than the Conveyed Entities), and any names (including internet Domain Names) or Trademarks related thereto or containing or comprising the foregoing, including all contractions, abbreviations, derivations, translations or transliterations of these names and Trademarks or any names or Trademarks confusingly similar thereto, or likely to be confusingly similar thereto, or dilutive thereof.
(b)    Effective as of the Closing Date, the Sellers hereby grant to Buyer and its Affiliates (including the Conveyed Entities) (the “Licensees”) for two (2) years after the Closing Date (the “Trademark Term”), a worldwide, royalty-free, non-exclusive, irrevocable license to use the Aeroflex Marks in connection with the continued operation of the business of the Conveyed Entities, including in connection with the manufacturing, promotion, advertisement, sale, and distribution of products of the Conveyed Entities, including any products of the Conveyed Entities existing as of the Closing Date, as well as any new products developed by the Conveyed Entities after the Closing Date. During the Trademark Term, the Licensees may also (i) utilize the stock of sales, marketing, promotional, and other materials (including stationary and invoices) and any products and packaging bearing the Retained Marks and in existence or in production as of the Closing Date, and (ii) develop new advertising and promotional materials bearing the Aeroflex Marks in any medium in connection with the sale, distribution, promotion and advertising of products of the Conveyed Entities, including brochures, media commercials, copy materials, packaging materials, stationary, invoices, and social media. Each Licensee may sublicense the rights granted in this Section 5.12(b) to its authorized distributors, vendors, subcontractors, and resellers acting on behalf of that Licensee in connection with the operation of the business of the Conveyed Entities. The foregoing license may be transferred in whole or in part in connection with any sale or reorganization of the business of the Conveyed Entities. Buyer shall ensure the Licensees use the Retained Marks in a manner consistent with which, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, the Conveyed Entities used the Retained Marks immediately prior to the Closing Date.
(c)    At the conclusion of the Trademark Term, Buyer shall, and shall cause the Licensees, to remove, strike over or otherwise obliterate all Retained Marks from all assets and other materials under the control of the Conveyed Entities, including any vehicles, business cards, schedules, stationery, packaging materials, promotional materials, manuals, forms, websites, email, computer software and other materials and systems, except that any inventory in existence or in production as of the end of the Trademark Term that contains any Retained Mark may be sold and otherwise distributed by the Conveyed Entities or any of their Affiliates after the Trademark Term (without removing, striking over or otherwise obliterating such Trademarks) until the earlier of (i) the date such inventory is fully sold and distributed and (ii) ninety (90) days after the expiration of the Trademark Term, and Buyer has no obligation to remove, strike over or otherwise obliterate any Retained Mark from any asset or material that has been distributed to the public. Notwithstanding anything to the contrary in this Section 5.12, from and after the Closing, Buyer shall, and shall cause each of its Affiliates to, make clear in all correspondence, communications or other dissemination of information containing Retained Marks and made by Buyer or any of its Affiliates that the Conveyed Entities are no longer affiliated with the Sellers or any of the Sellers’ Affiliates.
(d)    To the extent there exists any Intellectual Property (other than Trademarks or Domain Names) owned by the Sellers or their Affiliates after the Closing that was used or held for use by the Conveyed Entities as of or prior to the Closing, the Sellers hereby grant, on behalf of themselves and their Affiliates, an irrevocable, perpetual, non-exclusive, sublicensable license in, to and under such Intellectual Property to the Conveyed Entities to continue using such Intellectual Property in the manner it was used thereby prior to the Closing and in natural evolutions of such use (which license may be transferred in whole or in part in connection with any sale or reorganization of the business of the Conveyed Entities).
(e)    To the extent any of the Transferred Intellectual Property was used by the Sellers and/or their Affiliates (other than the Conveyed Entities) (“Licensed Parties”) as of or prior to the Closing, Buyer hereby grants an irrevocable, perpetual, non-exclusive, sublicensable license in, to and under the Transferred Intellectual Property to the Sellers to continue using such Intellectual Property in the manner it was used prior to the Closing by the Licensed Parties and in natural evolutions of such use (which license may be transferred in whole or in part in connection with any sale or reorganization of the business of any of the Licensed Parties).
(f)    The Sellers shall continue to own (and shall not otherwise assign, transfer or dispose of) the Aeroflex Marks for the Trademark Term.
Section 5.13    Tax Matters.
(a)    Liabilities for Taxes.
(i)    The Sellers shall be liable for, pay (or cause to be paid) and indemnify and hold harmless Buyer from and against (A) all Taxes imposed on the Conveyed Entities for any Pre-Closing Tax Period (including any contractual payment due in respect of Group Relief or repayment obligation in respect of amounts received in respect of Group Relief for such Pre-Closing Tax Periods) and the Pre-Closing Share of any such Taxes for any Straddle Period, (B) all Taxes of the Sellers, (C) Taxes for which any of the Conveyed Entities is or becomes liable under Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. law) by reason of any such Conveyed Entity having been included in a consolidated, affiliated, combined or unitary group for income Tax purposes before the Closing, (D) any VAT payable by any Conveyed Entity, or recharge of any VAT payable by any other member of a Sellers’ VAT Group, attributable to any supplies, self-supplies, or importations or acquisitions made or deemed to have been made for VAT purposes by or to the Conveyed Entity concerned on or before the Closing Date or by or to the members of the Sellers’ VAT Group (other than, after the Closing Date, any Conveyed Entity) on or prior to the date on which the Conveyed Entities cease to be members of the Sellers’ VAT Group and the deeming provisions of Section 15 VATCA (or their equivalent under any other jurisdiction) shall be disregarded in determining what supplies, self-supplies, or importations or acquisitions have been made by or to any person for the purposes of this Section 5.13(a)(i), (E) Transfer Taxes for which any Seller is responsible pursuant to Section 5.13(h), (F) any liability of Buyer or any Conveyed Entities to account for any income Tax or social security contributions, whether arising before or after the Closing, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of securities where the acquisition of the security or the grant of the option, or other right to acquire the relevant security occurred on or before the Closing, excluding any liability to the extent that the Sellers have made a payment in respect of that liability pursuant to Section 5.2(j)(ii), (G) any post-Closing obligation of any Conveyed Entity to repay any amount in respect of any payable research and development credit available or accruing prior to the Closing, and (H) Taxes of Buyer arising by reason of Buyer having failed to make a deduction pursuant to the provisions of Section 980 TCA (collectively, “Seller Taxes”).
(ii)    Buyer shall be liable for, pay and indemnify and hold the Seller Indemnitees harmless from and against (A) all Taxes imposed on the Conveyed Entities for any Post-Closing Tax Period and the Post-Closing Share of any such Taxes for any Straddle Period and (B) Transfer Taxes for which Buyer is responsible pursuant to Section 5.13(h) (collectively, “Buyer Taxes”).
(b)    Tax Returns.
(i)    The Sellers shall (x) prepare and timely file (or cause to be prepared and timely filed) any combined, consolidated or unitary Tax Return that includes any Seller, on the one hand, and any Conveyed Entity, on the other hand (a “Combined Tax Return”) and (y) prepare (or caused to be prepared) any income Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to the U.S. Conveyed Entity for any taxable period that ends on or before the Closing Date. The Sellers shall be responsible for all Taxes due in respect of such Tax Returns except to the extent such Taxes were included in the Closing Date Current Tax Amount, as finally determined.
(ii)    Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Conveyed Entities after the Closing Date (including Tax Returns relating to a Straddle Period) other than the Tax returns described in Section 5.13(b)(i), and Buyer shall remit or cause to be remitted to the applicable Taxing Authorities by the applicable due date (giving effect to valid extensions) any Taxes shown to be due in respect of such Tax Returns. The Sellers shall be responsible for and shall, no later than three (3) days prior to the due date of each such Tax Return, pay to Buyer the amount of Seller Taxes shown as due on such Tax Return.
(iii)    With respect to Tax Returns to be filed by the Sellers pursuant to Section 5.13(b)(i), or Buyer pursuant to Section 5.13(b)(i) that relate to a Straddle Period, (x) such Tax Returns shall be filed in a manner consistent with past practice, except as otherwise required by applicable Law and except in respect of Group Relief and (y) the party responsible for preparing such Tax Returns (the “Preparing Party”) shall submit each such Tax Return (other than a Combined Tax Return) to the party not responsible for preparing such Tax Return (the “Reviewing Party”) not later than thirty (30) days prior to the due date for filing such Tax Return (giving effect to valid extensions) (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date) for review and comment by the Reviewing Party. If the

Reviewing Party objects to such Tax Return presented by the Preparing Party, the Reviewing Party shall notify the Preparing Party of such disputed items and the basis for its objection within ten (10) days of the day of receipt of such Tax Return, and Buyer and the Sellers shall act in good faith to resolve any such dispute. If within ten (10) days of the Reviewing Party’s delivery of a notice of objection the Parties have not reached an agreement regarding such Tax Return, the dispute shall be presented to a mutually acceptable nationally recognized firm of independent chartered accountants that has not provided material services to any Seller or Buyer or their respective Affiliates in the preceding three years, who shall resolve any dispute for the Tax Return and whose determination shall be final and binding on both Parties and may be entered and enforced in any court having jurisdiction, provided, that nothing herein shall prevent Buyer from timely filing such Tax Returns. Buyer shall promptly amend (or cause to be amended) the relevant Tax Return to reflect the determination of the independent chartered accountants and shall file (or cause to be filed) such Tax Return. The fees and expenses of the independent charted accountants shall be borne equally by Buyer and the Sellers.
(iv)    Except as required by applicable Law, neither Buyer nor any of its Affiliates shall amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating, in whole or in part, to a Conveyed Entity with respect to any Pre-Closing Tax Period, or Post-Closing Tax Period which has the effect of moving losses from Pre-Closing Tax Periods to Post-Closing Tax periods, without the prior written consent of such Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(v)    Notwithstanding Section 5.13(b)(i), the Sellers shall prepare and timely file (whether as part of a group filing or otherwise) any certificate due in accordance with Schedule 46 of the United Kingdom’s Finance Act 2009 in respect of any financial year of the UK Conveyed Entity ending prior to Closing (to the extent not filed prior to Closing). The Sellers shall provide a copy of any such certificate to Buyer on or before the due date for filing.
(c)    Refunds and Credits.
(i)    Any Tax refund or credit in lieu of a refund (including interest received from the applicable Taxing Authority thereon) received by or credited to Buyer or any of its Affiliates of Taxes paid by the Sellers (including Taxes taken into account as a reduction to the purchase price hereunder) shall be paid to the Sellers within ten (10) days after the receipt of such Tax refund or filing of the Tax Return claiming such credit, provided, however, that the amount of any such refund that Buyer is required to pay to the Sellers shall be net of any Taxes imposed on the receipt of, and any reasonable expenses incurred to obtain, such refund. To the extent that Buyer or its Affiliates are required to repay to the applicable Taxing Authority any refund described in this Section 5.13(c) for which Buyer or its Affiliates made a payment to the Sellers pursuant to this Section 5.13(c), the Sellers and their Affiliates shall promptly repay to Buyer an amount equal to any such payment.

(ii)    For purposes of this Section 5.13(c), where it is necessary to apportion a refund or credit between the Sellers and Buyer for a Straddle Period, the Sellers shall be entitled to the Pre-Closing Share of such refund or credit and Buyer shall be entitled to the Post-Closing Share of such refund or credit.
(iii)    (iii)    Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Sellers in obtaining as soon as possible any refund or credit in lieu of a refund to which Sellers are entitled under this Section 5.13(c).
(d)    Contests.
(i)    Buyer and the Sellers shall promptly notify the other Party in writing upon receipt of written notice of any pending or threatened audit, notice of deficiency, examination, assessment or any other administrative proceeding or court proceedings (“Audit”) which may affect any Tax liability for which the other Party is liable pursuant to this Section 5.13.
(ii)    The Sellers shall have the right to (A) represent the interests of the applicable Conveyed Entity in any Audit relating to any Pre-Closing Tax Period; (B) employ counsel of its choice in connection therewith; and (C) settle any Audit relating to Taxes of the Conveyed Entity for any Pre-Closing Tax Period, provided, however, that (x) Buyer shall have the right to participate in any such Audit and (y) the Sellers shall not settle or compromise any such Audit without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed. The Sellers and Buyer shall jointly control and conduct any Audit in respect of a Conveyed Entity with respect to a Straddle Period, and any settlement or compromise with respect to a Straddle Period shall require the prior written consent of the Sellers and the Buyer, such consent not to be unreasonably withheld or conditioned.
(e)    Tax Sharing Agreements.
(i)    All Tax sharing agreements or similar agreements or arrangements (including, for the avoidance of doubt and without limitation, VAT group arrangements, United Kingdom group payment arrangements and United Kingdom simplified arrangements for group relief) with respect to or involving a Conveyed Entity shall be terminated as of the Closing Date and, after the Closing Date, the applicable Conveyed Entity shall not be bound thereby or have any liability thereunder.
(ii)    The Sellers shall:
(1)    procure that there shall be promptly paid to HM Revenue and Customs (“H.M.R.C.”) an amount equal to any payment (a “U.K. Tax Payment”) in respect of United Kingdom corporation tax paid by any Conveyed Entity to any Seller or Affiliate of any Seller under a group payment arrangement made pursuant to section 59F of the United Kingdom Taxes Management Act 1970 (“G.P.A.”);
(2)    procure that there shall be (subject to sub-clause (3) below) promptly apportioned to the relevant Conveyed Entity an amount equal to each U.K. Tax Payment, such apportionment to be made by reference to the payment of United Kingdom corporation tax in respect of which the U.K. Tax Payment was paid;
(3)    not without Buyer’s written consent (not to be unreasonably withheld or delayed), reapportion any amount previously apportioned to a Conveyed Entity pursuant to the G.P.A.;
(4)    promptly (and in any case within five (5) Business Days of receipt thereof from a Taxing Authority) pay, or procure that there is paid, to Conveyed Entity an amount equal to any excess by which the amount or the aggregate amount of any U.K. Tax Payments exceeds the amount of Tax for which the relevant Conveyed Entity is actually liable for the taxable period in respect of which the U.K. Tax Payments are made, together with interest on the excess at the rate applicable from time to time to Tax overpaid for the period from the date of the relevant U.K. Tax Payments to the date of payment pursuant to this paragraph (4), and whether or not any payment has actually been made to H.M.R.C. in respect of such U.K. Tax Payment.
(iii)    The Sellers’ VAT Group.
(1)    The Sellers will, on or before Closing, give notice to H.M.R.C. (copying the notice to Buyer) that the UK Conveyed Entity will come under the control of Buyer with effect from Closing and will use commercially reasonable efforts to procure that the date on which the UK Conveyed Entity ceases to be a member of the Sellers’ VAT Group, falls on the Closing Date.
(2)    Buyer will use reasonable efforts to procure that the UK Conveyed Entity provides to the representative member of the Sellers’ VAT Group all information relating to the UK Conveyed Entity required to prepare the VAT return of the Sellers’ VAT Group for any period that the UK Conveyed Entity has been a member of that VAT Group at least ten Business Days before the last date for submission of that return.
(3)    Notwithstanding Section 5.13(e)(i), Buyer will procure that the UK Conveyed Entity contribute to the representative member of the Sellers’ VAT Group that proportion of any VAT for which the representative member of the Sellers’ VAT Group is accountable that is properly attributable to supplies, acquisitions and importations (“Supplies”) made before Closing by the Sellers’ VAT Group through the UK Conveyed Entity (after deduction of any amounts previously paid in respect thereof, and less any amount of deductible input tax incurred by the UK Conveyed Entity) provided that the computation of Closing Date Net Working Capital makes provision for that VAT.
(4)    Any contribution made under Section 5.13(e)(iii)(3) shall be made in cleared funds the later of ten Business Days after demand is made for it and ten Business Days before the day on which the representative member must account for that VAT to H.M.R.C.
(5)    The Sellers shall pay, or shall procure to be paid, to the UK Conveyed Entity an amount equivalent to the proportion of any repayment of VAT received by the representative member from H.M.R.C. or of any credit obtained by reference to an excess of deductible input tax over output tax (and any applicable repayment supplement or interest) that is attributable to Supplies made or received, or deemed to be made or received, by the Sellers’ VAT Group though the UK Conveyed Entity while a member of the Sellers’ VAT Group within ten Business Days of receipt by, or offset against a liability of, the representative member.
(6)    The UK Conveyed Entity shall make no contribution, under this Section 5.13(e)(iii), to the extent that it relates to an amount for which the Sellers are liable to Buyer under this Agreement (disregarding any limitations on claims imposed by Section 8.5).
(7)    The Sellers shall procure that an amount equal to any payment made by Buyer under this Section 5.13(e)(iii) shall be promptly and duly accounted for to H.M.R.C.
(iv)    The Sellers shall, as soon as reasonably practicable, deliver or cause to be delivered to Buyer evidence, in a form reasonably satisfactory to Buyer, of the matters set out in sub-clause (i) above.
(f)    Tax Matters Cooperation. Each of Buyer and the Sellers shall (and shall cause its respective Affiliates) to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of any Conveyed Entity and any Audit with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder at the sole cost and expense of the requesting Party. The Sellers and Buyer shall (i) retain all books and records with respect to Tax matters pertinent to the Conveyed Entities relating to any Pre-Closing Tax Period and any Straddle Period until the seventh anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority; and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, shall allow the requesting Party, at its sole expense, to take possession of such books and records.
(g)    338 Elections. Notwithstanding anything herein to the contrary, Buyer shall be permitted to make an election under Section 338(g) of the Code (a “338(g) Election”) with respect to the acquisition of any Conveyed Entity that is (i) organized outside the United States and (ii) classified as a corporation for U.S. federal income tax purposes, without obtaining the Sellers’ prior written consent; provided, however, that Buyer will indemnify and hold harmless Sellers for any Taxes to the extent set forth on Section 5.13(g) of the Seller Disclosure Schedule. In addition, Seller and Buyer shall make an election under Section 338(h)(10) of the Code (a “338(h)(10) Election”) with respect to the acquisition of the U.S. Conveyed Entity, it being understood that Buyer shall not be liable for any Taxes incurred by Seller as a result of making the 338(h)(10) election.
(h)    Transfer Taxes. Any Transfer Taxes shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. If the Law does not provide which Party is required to file all necessary Tax Returns and other documentation with respect to the Transfer Taxes, then Buyer will be required to file those Tax Returns and other documentation, and the Sellers shall provide reasonable cooperation to Buyer with respect to such filing.
(i)    Exclusivity. Except as otherwise provided in this Section 5.13, after the Closing, all issues relating to Tax matters shall be governed solely by the provisions of this Section 5.13 except for the applicable provisions of Article VIII hereof.
Section 5.14    Insurance Matters. Buyer acknowledges that except for those policies set forth in Section 5.14 of the Seller Disclosure Schedule, the policies and insurance coverage maintained on behalf of the Conveyed Entities are part of the corporate insurance program maintained by the Sellers and certain of their Affiliates (such policies, the “Insurance Policies”), and such coverage will not be transferred to Buyer or to a Conveyed Entity. It is understood that each Seller and its Affiliates shall be free at its discretion at any time following the Closing to cancel or not renew any of the Insurance Policies. Prior to the Closing Date, the Sellers shall, and shall cause their Affiliates to, promptly notify the relevant insurance carriers of any material claims relating to the Conveyed Entities arising under any of the Insurance Policies and shall ensure that the net proceeds realized or recovered from any of the Insurance Policies with respect to such claims are contributed to the Conveyed Entities. At and following the Closing, the Sellers shall, or shall cause their Affiliates to, pay to Buyer any proceeds of the Insurance Policies to the extent in respect of claims relating to the Conveyed Entities. Any proceeds received by the Conveyed Entities or Buyer pursuant to this Section 5.14 shall be disregarded for purposes of calculating the Closing Consideration Amount and any adjustment thereto.
Section 5.15    Transfer of Assets; Wrong Pockets; Consents.

(a)    Notwithstanding anything to the contrary in this Agreement, the Sellers shall be permitted to transfer from the Conveyed Entities, at any time and at their own cost, those assets or Intellectual Property rights, and only those assets or rights which are described in Section 5.15(a) of the Seller Disclosure Schedule.
(b)    Prior to the Closing Date, the Sellers shall, and shall cause their respective Affiliates to assign, transfer, convey and deliver to a Conveyed Entity (as designated by Buyer) free and clear of all Encumbrances (other than Permitted Encumbrances) and pursuant to conveyance documentation reasonably acceptable to Buyer, all of their respective right, title and interest in and to any Transferred Intellectual Property or any other assets, Contracts or rights of any of the Sellers or any of their respective Affiliates (other than any Conveyed Entity) that are used or held for use primarily in the business of any of the Conveyed Entities (each, an “Omitted Asset”), For the avoidance of doubt, “Omitted Assets” shall not include any assets, Contracts or rights (i) which are described in Section 5.15(a) of the Seller Disclosure Schedule, (ii) used in connection with the provision of services pursuant to the Transition Services Agreement or (iii) to be licensed pursuant to Section 5.12. In the event that any consent to assignment in respect of any Transferred Intellectual Property or other Omitted Asset is not obtained prior to the Closing, then, pending such consent and subsequent assignment, the Sellers shall cause the applicable Seller (or its Affiliate) to provide to Buyer all of the rights and interests in and to any such Transferred Intellectual Property or other Omitted Asset to the extent not prohibited by applicable Law until such time that such consent is obtained and such Transferred Intellectual Property or other Omitted Asset is assigned to a Conveyed Entity.
(c)    Without limiting the foregoing, to the extent that, following the Closing Date, Buyer or any of the Sellers discover that the Sellers or any of their respective Affiliates holds any Transferred Intellectual Property or other Omitted Assets the Sellers shall, and shall cause their Affiliates to, promptly assign, transfer, convey and deliver all right, title and interest in such Transferred Intellectual Property or other Omitted Asset to Buyer or a Conveyed Entity or another Affiliate of Buyer, as designated by Buyer.
(d)    For the avoidance of doubt, the Sellers shall regularly consult with Buyer and provide updates in respect of the status of consents, waivers or approvals required in connection with the assignment or transfer of, or any change of control matters relating to, any Transferred Intellectual Property, any Omitted Assets and any Contracts to which a Seller or its Affiliates (including the Conveyed Entities) is a party; provided, that no Seller shall, or shall permit any of its Affiliates (including the Conveyed Entities) to, pay, agree to pay or offer any consideration or similar payment or grant or offer to grant other accommodation to any Person, by or on behalf of any Conveyed Entity, in connection with obtaining any such consents, waivers or approvals, without the prior written consent of Buyer. Buyer shall pay all amounts payable in accordance with this Section 5.15(d) in connection with obtaining any consents, waivers or approvals pursuant to this Section 5.15(d) (the “Buyer Consent Expenses”).
Section 5.16    Release of Officers, Directors and Employees.
(a)    Effective as of the Closing, Buyer hereby, on behalf of itself and its Affiliates (including the Conveyed Entities) and its and their respective successors and assigns,

executors, heirs, shareholders, directors, officers and employees (in each case, in their respective capacities as such) (the “Buyer Releasors”), unequivocally, unconditionally and irrevocably releases and discharges the Sellers and their Affiliates, and their respective successors and assigns, executors, heirs, shareholders, directors, officers and employees (in each case, in their respective capacities as such) (the “Seller Releasees”) from and waives any and all Actions, causes of action liabilities, of any nature whatsoever, in Law, at equity or otherwise arising out of or relating to any acts, omissions, claims, transactions or occurrences whatsoever, up to and including the Closing Date resulting from, arising out of, or relating to, any of the matters set forth in Section 5.16(a) of the Seller Disclosure Schedule (the “Buyer Released Claims”); provided, however, nothing contained in this Section 5.16(a) shall operate to release any liability or obligation of the Sellers (or any other Seller Releasee) (i) arising under this Agreement or any Transaction Document or (ii) arising out of violation of criminal Law, regulatory requirements or fraud. Buyer Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Buyer Released Claim. Buyer shall not make, and shall not permit any of its Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Seller Releasee, except as otherwise permitted by this Agreement.
(b)    Effective as of the Closing, each Seller hereby, on behalf of itself and its Affiliates and its and their respective successors and assigns, executors, heirs, shareholders, directors, officers and employees (in each case, in their respective capacities as such) (the “Seller Releasors”), unequivocally, unconditionally and irrevocably releases and discharges the Conveyed Entities, and their respective successors and assigns, executors, heirs, shareholders, directors, officers and employees (in each case, in their respective capacities as such) (the “Conveyed Entities Releasees”) from and waives any and all Actions, causes of action liabilities, of any nature whatsoever, in Law, at equity or otherwise resulting from, arising out of, or relating to, any acts, omissions, claims, transactions or occurrences whatsoever, up to and including the Closing Date (the “Seller Released Claims”); provided, however, nothing contained in this Section 5.16(b) shall operate to release any liability or obligation of Buyer arising under this Agreement or any Transaction Document. The Seller Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Seller Released Claim. The Sellers shall not make, and shall not permit any of their Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Conveyed Entities Releasee except as otherwise provided herein.
(c)    The Releasees to whom this Section 5.16 applies shall be third party beneficiaries of this Section 5.16. The provisions of this Section 5.16 are intended to be for the benefit of each Releasee, his or her successors, heirs and representatives. Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Seller Releasee, and the Sellers shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Conveyed Entities Releasee, in each case, in enforcing the applicable obligations provided in this Section 5.16.

(d)    Notwithstanding anything contained in this Agreement to the contrary, this Section 5.16 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and its Affiliates and of the Sellers and their respective Affiliates, and shall be enforceable by the applicable Releasees and their successors, heirs and representatives.
Section 5.17    Certain Restrictive Covenants.
(a)    During the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, the Sellers and Cobham shall not, and shall cause Cobham plc and its and their respective Affiliates not to, directly or indirectly, engage in the Restricted Business anywhere in the world or have any interest (financial or otherwise) in, or serve in any capacity of control with, any Person (other than Buyer or the Conveyed Entities) engaged in the Restricted Business anywhere in the world.
(b)    Notwithstanding anything to the contrary contained herein, nothing in Section 5.17(a) will:
(i)    Prohibit or restrict the ownership by Cobham, any Seller, Cobham plc or any of their respective Affiliates, solely for investment purposes, of less than five percent (5%) of the equity securities of a publicly traded entity that engages in the Restricted Business as long as none of Cobham, any Seller nor any of their respective Affiliates is a controlling Person or a member of a group that controls such Person; or
(ii)    Prohibit or restrict Cobham, any Seller, Cobham plc or any of their respective Affiliates from acquiring Equity Securities in or assets of a Person (an “Acquired Person”) engaged in the Restricted Business if the gross revenues of such Acquired Person from the Restricted Business in the 12 months prior to the consummation of such acquisition do not exceed fifteen percent (15%) of the total net revenues of the Acquired Person during such period.
(c)    During the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, Cobham and the Sellers shall not, and shall cause Cobham plc and its and their respective Affiliates not to, directly or indirectly, solicit, recruit or hire any person who is a Restricted Employee; provided, that the foregoing shall not prohibit (i) a general solicitation to the public by general advertising or similar methods of solicitation by search firms not specifically directed at Restricted Employees or (ii) Cobham, any Seller, Cobham plc or any of their respective Affiliates from soliciting, recruiting or hiring any Restricted Employee who has ceased to be employed or retained by a Conveyed Entity, Buyer or any of their respective Affiliates for at least 12 months. For purposes of this Section 5.17(c), “Restricted Employees” means, collectively, any of the officers or employees of a Conveyed Entity as of the date hereof. For the avoidance of doubt, Restricted Employees shall include any individual listed on Annex A of the Transition Services Agreement but shall exclude any individual listed on Annex B of the Transition Services Agreement.

(d)    From and after the Closing, each of Cobham and each Seller shall not and shall cause Cobham plc and its and their Affiliates, and its and their Affiliates’ respective representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that, Cobham, a Seller, Cobham plc or any of their respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as Cobham, such Seller, Cobham plc or such Affiliate reasonably determines it is legally obligated to disclose if (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Entity, (ii) to the extent not inconsistent with such request, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request, (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information and (iv) disclosure of such Confidential Information is required to prevent Cobham, such Seller, Cobham plc or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the business or operations of the Conveyed Entities (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.17(d)).
(e)    For the avoidance of doubt, the covenants in this Section 5.17 will not apply to any third party that: (i) acquires Cobham plc, Cobham or any Seller by merger, consolidation or other transaction or series of related transactions in which the holders of voting securities of Cobham plc, Cobham or such Seller immediately prior to the consummation of such merger, consolidation or other transaction or series of related transactions cease to hold more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger, consolidation or other transaction or series of related transactions; or (ii) acquires by sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Cobham plc, Cobham or any Seller.
(f)    Cobham and the Sellers agree that the terms and provisions of this Section 5.17 (the “Restrictive Covenants”) are an essential element of this Agreement and any breach or threatened breach of any term or provision of the Restricted Covenants shall cause irreparable injury to Buyer and its Affiliates and that money damages shall not provide an adequate remedy to Buyer or its Affiliates. Buyer shall have the right to enforce specifically the terms and provisions of the Restrictive Covenants in any court of competent jurisdiction, and in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of Cobham and the Sellers agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to enforce the terms and provisions of Restricted Covenant on the basis that the other Buyer or any of its Affiliates have an adequate remedy at law. Cobham and each Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.17 are reasonable and proper to protect the legitimate interest of Buyer and its Affiliates.

(g)    If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, then the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision to the maximum duration or scope permitted by applicable Law, as the case may be, and, in its reduced form, such provision shall then be enforceable.
Section 5.18    Further Assurances. Each Party shall cooperate with the other, and promptly execute and deliver, or cause to be executed and delivered, all such other instruments, including, without limitation, instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by the other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.
Section 5.19    Retained Litigation. Buyer and the Sellers acknowledge and agree that the U.S. Conveyed Entity shall retain from and after Closing all rights to pursue in the name of the U.S. Conveyed Entity that certain litigation pending in Case No. 2009-CV-1141 in the Eighteenth Judicial District Court, Sedgwick County, Kansas, Civil Department (the “Retained Litigation”), including the sole and exclusive right to control the prosecution of the Retained Litigation. Sellers shall cause the U.S. Conveyed Entity to prosecute the Retained Litigation prior to Closing in good faith and shall not take any material action or any material position with respect thereto without the prior written consent of Buyer, such consent not to be unreasonably withheld.
Section 5.20    Payoff Indebtedness; Transaction Expenses Payoff Instructions. The Sellers shall negotiate Debt Payoff Letters for all Payoff Indebtedness. The Sellers shall, and shall cause the Conveyed Entities to, deliver all notices and take all other actions reasonably requested by Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by Buyer) and the release of all Encumbrances in connection therewith on the Closing Date. At least two (2) Business Days prior to the Closing, the Sellers shall deliver the Transaction Expenses Payoff Instructions to Buyer.
Section 5.21    Financing Cooperation.
(a)    Prior to the Closing, the Sellers shall, and shall cause the Conveyed Entities and their respective representatives to, use commercially reasonable efforts to cooperate with the arrangement of any Debt Financing as may be reasonably requested by Buyer in connection with Buyer’s efforts to obtain any Debt Financing on a timely basis (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Conveyed Entities), including furnishing Buyer and the Lenders with the Required Financial Information, and other financial and other pertinent information regarding the Conveyed Entities reasonably requested in connection with any such Debt Financing, and promptly, and in any event no later than five (5) Business Days following the date of such request, providing all documentation and information reasonably requested by Buyer relating to the Conveyed Entities required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; provided, that neither the Sellers nor any of the Conveyed Entities shall be required to pay any commitment or other similar fee or incur any other liability in connection with such Debt Financing.
(b)    Buyer acknowledges and agrees that neither the Sellers, the Conveyed Entities nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of any Debt Financing that Buyer may raise in connection with the Transactions, and that Buyer shall indemnify and hold harmless the Sellers, the Conveyed Entities, and their respective Affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all Losses suffered or incurred by them in connection with the arrangement of such Debt Financing and any information utilized in connection therewith (other than information provided by the Conveyed Entities); provided, that the foregoing shall not apply in respect of willful acts or omissions or gross negligence of the Sellers or any of the Conveyed Entities or in connection with information provided by the Conveyed Entities. Buyer shall reimburse the Sellers and the Conveyed Entities for all reasonable out-of-pocket costs or expenses incurred by the Sellers or the Conveyed Entities in connection with cooperation provided for in this Section 5.21.
Section 5.22    VDR Flashdrive. At least three (3) Business Days prior to the Closing, the Sellers shall deliver to Buyer a flash drive (or equivalent) containing all of the documents uploaded to the virtual data rooms named “Avery” and “Williams”, maintained by Intralinks.
Section 5.23    FIRPTA Certificate. IFR shall deliver a duly completed and executed certificate, dated as of the Closing Date and in form and substance satisfactory to Buyer, in its reasonable discretion, prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2) and certifying that IFR is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2(b).
Section 5.24    No Solicitation of Competing Transactions.
(a)    From the date hereof until the Closing or such earlier date on which this Agreement may be terminated in accordance with its terms, the Sellers shall not, and shall cause each of their respective Affiliates, including the Conveyed Entities and its and their respective representatives not to, directly or indirectly: (a) initiate, solicit, or encourage any proposal or any inquiry that may reasonably be expected to lead to any proposal concerning the sale of any of the Conveyed Entities or any business thereof (whether by way of merger, purchase of equity interests, purchase of assets, or otherwise) or a sale of any material assets of any of the Conveyed Entities, or any transaction the consummation of which would be inconsistent with or interfere with or prevent, or materially delay, in any way whatsoever, the consummation of the Transactions (each, a “Competing Transaction”); or (b) hold any discussions or enter into any Contracts or other arrangements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate, or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time from the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, any of the Sellers, any of their respective Affiliates (including the Conveyed Entities) or any of its and their respective representatives is approached in any manner by a third party concerning a Competing Transaction, Sellers shall promptly, and in any event within 48 hours, notify Buyer in writing of the such approach.
(b)    To the extent the Sellers and its Affiliates have not previously done so, the Sellers shall, or shall cause their respective Affiliates (including the Conveyed Entities) to, promptly after the public announcement of the entry into this Agreement, request that each Person (other than Buyer and its representatives) that has executed a confidentiality agreement with any of the Sellers or its Affiliates (including any of the Conveyed Entities) in connection with its consideration of a Competing Transaction (the “Business NDAs”) to promptly return or destroy any confidential information to the extent related to the Conveyed Entities furnished to such Person in connection with its consideration of a Competing Transaction in accordance with the terms of the applicable Business NDA. To the extent the Sellers and their Affiliates have not previously done so, the Sellers shall, or shall cause their respective Affiliates to, promptly after the date hereof, revoke the access of any Person other than the Sellers, Buyer and their respective Affiliates and representatives to any data room established in connection with a Competing Transaction to the extent the information contained therein relates to the Conveyed Entities. The Sellers agree not to release, and to cause their Affiliates not to release, any third party from the confidentiality provisions of any Business NDA and to enforce the confidentiality provisions of the Business NDAs (to the extent related to the Conveyed Entities) to the extent reasonably requested by Buyer.
Section 5.25    Dividends and Distributions. The Sellers shall use reasonable best efforts (whether by means of capitalization of reserves, share capital and/or share premium reduction, distribution, issue of new shares or otherwise) to reduce the amount of cash and cash equivalents held in the United Kingdom by the UK Conveyed Entity as of 11:59 P.M. on the date immediately prior the Closing Date to an amount not greater than U.K. £22,000,000. To the extent that the UK Conveyed Entity holds cash and cash equivalents in excess of U.K. £22,000,000 as of 11:59 P.M. on the date immediately prior to the Closing Date, only 95% of such excess shall be taken into account for purposes of calculating the Closing Date Cash.
Section 5.26    Seller Guaranties. To the extent that the portion of any guarantee by Seller or its Affiliates (other than the Conveyed Entities) of any obligation of any Conveyed Entity (a “Seller Guarantee”) has not been irrevocably, fully and unconditionally terminated and released at or prior to the Closing, as contemplated hereby, Sellers shall continue to use all reasonable efforts to cause the applicable portion of such Seller Guaranties to be terminated and released and Buyer shall use its commercially reasonable efforts to cooperate with the reasonable requests of the Sellers in connection therewith, including providing a guarantee by Buyer in replacement of the applicable portion thereof. Buyer shall indemnify Sellers and their Affiliates against any and all Losses incurred by any such Person based upon or arising out of a Seller

Guarantee that has not been so released (but only to the extent of any Losses under such Seller Guarantee that are attributable to the businesses of the Conveyed Entities). For the avoidance of doubt, the indemnification set forth herein shall not affect the rights of the Buyer Indemnitees pursuant to Article VIII hereof.
Section 5.27    Conveyed Entity Guaranties. To the extent that the portion any guarantee by any Conveyed Entity of any obligation of any of the Sellers or their respective Affiliates (other than the Conveyed Entities) (“Conveyed Entity Guarantee”) has not been irrevocably, fully and unconditionally terminated and released at or prior to the Closing, as contemplated hereby, Buyer shall use all reasonable efforts to cause the applicable portion of such Conveyed Entity Guaranties to be terminated and released and Sellers shall use their commercially reasonable efforts to cooperate with the reasonable requests of Buyer in connection therewith, including providing a guarantee by Sellers (or their Affiliates) in replacement of the applicable portion thereof. The Sellers shall jointly and severally indemnify Buyer and its Affiliates (including the Conveyed Entities) against any and all Losses incurred by any such Person based upon or arising out of a Conveyed Entity Guarantee that has not been so released (but only to the extent of any Losses under such Conveyed Entity Guarantee that are attributable to the businesses of the Sellers or their Affiliates). For the avoidance of doubt, the indemnification set forth herein shall not affect the rights of the Seller Indemnitees pursuant to Article VIII hereof.
Section 5.28    Wichita Property. Prior to Closing, the Sellers shall cause that certain property certain property owned by IFR and located at 10200 W. York Street, Wichita, Kansas 67215 to be transferred and conveyed to U.S. Conveyed Entity, such that at Closing, U.S. Conveyed Entity shall (i) be the sole record owner of the entire Wichita Property, (ii) have good and valid fee simple title to the Wichita Property, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances that will be released after the Closing in accordance with this Agreement. Any deed of conveyance, corrective deed or other instrument effectuating such transfer shall be in form and substance reasonably satisfactory to Buyer. Such transfer shall be at Sellers’ sole cost and expense (including, without limitation, any recording fees or transfer taxes).
Section 5.29    Record Ownership of Intellectual Property. Sellers shall use commercially reasonable efforts to ensure: (i) that one of the Conveyed Entities is identified as the record owner of all Intellectual Property listed on Section 3.18(a) in the Intellectual Property registry (including any Governmental Entity) before which it is registered or pending, and (ii) that such Intellectual Property complies with all formal legal requirements necessary to record and perfect the Conveyed Entities’ interest therein and the chain of title thereof.
Article VI.
CONDITIONS OF PURCHASE
Section 6.1    Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a)    Representations and Warranties and Covenants of the Sellers.
(i)    The representations and warranties of the Sellers contained in this Agreement (other than the representations and warranties of the Sellers set forth in Section 3.1 (Due Organization and Good Standing), Section 3.2 (Authorization of Transactions) and Section 3.3(Conveyed Entities; Capital Structure; Subsidiaries)), without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; the representations and warranties of the Sellers set forth in Section 3.1 (Due Organization and Good Standing) and Section 3.2 (Authorization of Transactions), without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import, shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); and the representations and warranties of the Sellers set forth in Section 3.3 (Conveyed Entities; Capital Structure; Subsidiaries), without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import, shall be true and correct in all (other than any de minimis) respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all (other than any de minimis) respects as of that specified date);
(ii)    The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;
(iii)    Since the date hereof, there shall not have occurred and be continuing a Material Adverse Effect; and
(iv)    The Sellers shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in clauses (i), (ii) and (iii) have been satisfied.
(b)    Antitrust. The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated. Any consents, authorizations, orders, approvals, declarations and filings required prior to the Closing under the Foreign Antitrust Laws in the jurisdictions listed on Schedule 6.1(b) shall have been made or obtained (or waived), and any applicable waiting periods under the Foreign Antitrust Laws in the jurisdictions listed on Schedule 6.1(b) applicable to the Transactions shall have expired, been waived or been terminated.

(c)    No Prohibition. No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transactions, and there shall be no order, decree or injunction of a court of competent jurisdiction in effect preventing the consummation of the Transactions.
Section 6.2    Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Closing shall be subject to the following conditions except to the extent waived in writing by the Sellers:
(a)    Representations and Warranties and Covenants of Buyer.
(i)    The representations and warranties of Buyer contained in this Agreement (other than the representations and warranties of Buyer set forth in Section 4.1 (Due Organization and Good Standing) and Section 4.2 (Authorization of Transactions)), without giving effect to any qualification as to materiality or words of similar import, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the Transactions; and the representations and warranties of Buyer set forth in Section 4.1 (Due Organization and Good Standing) and Section 4.2 (Authorization of Transactions), without giving effect to any qualification as to materiality or words of similar import, shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);
(ii)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and
(iii)    Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in clauses (i) and (ii) have been satisfied.
(b)    Antitrust. The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated. Any consents, authorizations, orders, approvals, declarations and filings required prior to the Closing under the Foreign Antitrust Laws in the jurisdictions listed on Schedule 6.1(b) shall have been made or obtained (or waived), and any applicable waiting periods under the Foreign Antitrust Laws in the jurisdictions listed on Schedule 6.1(b) applicable to the Transactions shall have expired, been waived or been terminated.
(c)    No Prohibition. No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transactions, and there shall be no order, decree or injunction of a court of competent jurisdiction in effect preventing the consummation of the Transactions.
Article VII.
TERMINATION
Section 7.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:
(a)    by mutual written consent of Buyer and the Sellers;
(b)    by either Buyer or the Sellers upon written notice to the other if the Closing shall not have occurred on or before June 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party if the failure of such Party to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by either the Sellers or Buyer, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a Law, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions;
(d)    by Buyer upon written notice to the Sellers, if there shall be or have been a inaccuracy or breach of any of the representations, warranties, agreements or covenants of the Sellers contained herein which has rendered impossible the satisfaction of any of the conditions set forth in Section 6.1, such inaccuracy or breach has neither been waived by Buyer nor cured by the Sellers within 30 days of the Sellers’ receipt of written notice of such inaccuracy or breach from Buyer; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Buyer if it is then in material breach of its representations, warranties, covenants or other agreements contained herein; or
(e)    by the Sellers upon written notice to Buyer, if there shall be or have been a inaccuracy or breach of any of the representations, warranties, agreements or covenants of Buyer contained which has rendered impossible the satisfaction of any of the conditions set forth in Section 6.2, such inaccuracy or breach has neither been waived by the Sellers nor cured by Buyer within 30 days of Buyer’s receipt of written notice of such inaccuracy or breach from the Sellers; provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Sellers if any of them are then in material breach of its representations, warranties, covenants or other agreements contained herein.
Section 7.2    Effect of Termination. In the event of termination of this Agreement by a Party pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party or their respective directors, officers, employees, owners, agents or Affiliates, and the Transactions shall be abandoned without further action by the Parties, except that (a) the provisions of Section 5.4, this Section 7.2, and Article IX hereof shall survive the termination of this Agreement and (b) nothing herein shall relieve any Party from liability for any intentional breach of any provision herein.
Article VIII.
INDEMNIFICATION
Section 8.1    Survival of Representations, Warranties and Covenants. The Parties, intending to contractually agree on the applicable statute of limitations, agree that all representations and warranties (other than Fundamental Representations and the representation and warranties set forth in Section 3.19 (Environmental Liabilities)) shall survive the Closing until the date that is eighteen (18) months after the Closing Date, and all liabilities of the Sellers in connection with their respective representations and warranties (other than Fundamental Representations and the representation and warranties set forth in Section 3.19 (Environmental Liabilities)) and all remedies exercisable by Buyer with respect to such representations and warranties, together with all liabilities of Buyer in connection with its representations and warranties (other than Fundamental Representations and the representation and warranties set forth in Section 3.19 (Environmental Liabilities)) and all remedies exercisable by the Sellers with respect to such representations and warranties, will terminate eighteen (18) months after the Closing Date. The Parties, intending to contractually agree on the applicable statute of limitations, agree that the representations and warranties in Section 3.1 (Due Organization and Good Standing), Section 3.2 (Authorization of Transactions), Section 3.3 (Conveyed Entities; Capital Structure; Subsidiaries), Section 3.12 (Taxes), Section 3.26 (Seller Brokers’ Fees), Section 4.1 (Due Organization and Good Standing), Section 4.2 (Authorization of Transactions) and Section 4.9 (Buyer Brokers’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable to the matters to which the applicable Fundamental Representation relates. The Parties, intending to contractually agree on the applicable statute of limitations, agree that the representations and warranties in Section 3.19 (Environmental Liabilities) shall survive the Closing until the date that is four (4) years from the Closing Date. The covenants and agreements of the Parties contained in this Agreement (i) that are performed at or prior to Closing shall survive the Closing through and until the date that is eighteen (18) months after the Closing Date and (ii) that are required to be performed after the Closing shall continue in full force and effect and survive in accordance with their respective terms. Notwithstanding anything in this Agreement to the contrary, no action for indemnification or otherwise with respect to breach of any representation, warranty or covenant under this Agreement may be brought, and no litigation with respect thereto commenced, and the Party making such representation, warranty or covenant shall have no obligation with respect thereto, unless written notice thereof shall have been delivered to the Party against whom a claim is sought to be made on or before the expiration of the survival period with respect to that representation, warranty or covenant, if any, specified above, in which case the representations and warranties covenants, as applicable, that are the subject of each such claim shall survive until such claim is fully resolved. Notwithstanding anything in this Agreement to the contrary, in the event of any breach or alleged breach of any representation, warranty or covenant (a) by any Seller that results from fraud of a

Seller or (b) by Buyer that results from fraud of Buyer, then, in each case, such representation, warranty or covenant shall survive the Closing and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach. Notwithstanding anything herein to the contrary, nothing in this Agreement shall operate to limit the liability of the Sellers or Buyer for fraud.
Section 8.2    Indemnification by the Sellers. Subject to the other terms and conditions of this Article VIII, from and after the Closing, each Seller shall, jointly and severally, defend, indemnify and hold harmless Buyer, its Affiliates (including the Conveyed Entities) and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from any and all Losses incurred by any Buyer Indemnitee arising or resulting directly or indirectly from the items set forth below:
(a)    Any breach or inaccuracy of any of the representations or warranties of any Seller contained in this Agreement (other than the Fundamental Representations) or the certification of such representations and warranties set forth in the certificate contemplated by Section 6.1(a)(iv), in each case without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import for purposes of determining whether there has been a breach or inaccuracy or the amount of any Loss;
(b)    Any material breach or material inaccuracy of any Fundamental Representation of any Seller or the certification of such representations and warranties set forth in the certificate contemplated by Section 6.1(a)(iv), in each case without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import for purposes of determining whether there has been a breach or inaccuracy or the amount of any Loss;
(c)    Any breach or violation of any covenant, obligation or agreement of any Seller contained in this Agreement or in any Transaction Document;
(d)    Any Seller Taxes and liability for Taxes required to be paid by the Sellers pursuant to the operation of Section 5.2(j)(ii);
(e)    Any Conveyed Entity Transaction Expenses and any Closing Date Indebtedness not taken into account in reducing the Closing Consideration Amount;
(f)    Any assets set forth in Section 5.15(a) of the Seller Disclosure Schedule; and
(g)    The matters set forth in Section 8.2(g) of the Seller Disclosure Schedule.
Section 8.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from any and all

Losses incurred by any Seller Indemnitee arising or resulting directly or indirectly from the items set forth below:
(a)    Any breach or inaccuracy of any of any of the representations or warranties of Buyer contained in this Agreement or the certification of such representations and warranties set forth in the certificate contemplated by Section 6.2(a)(iii), in each case without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import for purposes of determining whether there has been a breach or inaccuracy or the amount of any Loss;
(b)    Any breach or violation of any covenant, agreement or obligation to be performed by Buyer after the Closing pursuant to this Agreement or any of the Transaction Documents;
(c)    Any Buyer Taxes and any liability for Taxes arising out of the operation of Section 5.2(k), to the extent that the Sellers have satisfied their obligations in relation thereto under Section 5.13(a)(i)(F);
(d)    Any Third-Party Claims concerning the use of the Aeroflex Marks and Retained Marks by Licensees and any permitted transferee of a Licensee pursuant to Section 5.12, excluding any Losses arising out of or relating to claims that the authorized use of the Aeroflex Marks and/or Retained Marks infringe, dilute, or otherwise violate the Intellectual Property rights of any Person; and
(e)    Any Buyer Consent Expenses to the extent such Buyer Consent Expenses are required to be, and are not, paid by Buyer pursuant to Section 5.15(d).
Section 8.4    Indemnification Procedures.
(a)    If a Party hereto seeks to make a claim for indemnification hereunder (an “Indemnified Claim”), other than in respect of a Third-Party Claim, the Party entitled to indemnification (the “Indemnified Party”) shall notify the Party required to provide indemnity hereunder (the “Indemnifying Party”) in writing of such Indemnified Claim (a “Direct Claim Notice”), prior to the expiration of the survival period for the provision or obligation forming the basis thereof, specifying in reasonable detail the factual basis of such claim, stating the amount of Losses (or if not known, a good faith estimate of the amount of Losses), containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. If the Indemnifying Party does not notify the Indemnified Party in writing within ten (10) days following receipt of a Direct Claim Notice that it disputes its liability to the Indemnified Party hereunder, such Indemnified Claim specified by the Indemnified Party in the Direct Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, subject to the limitations set forth in this Article VIII. If the Indemnifying Party agrees that it has an indemnification obligation, but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the

Indemnified Party’s claim for the difference, subject to the limitations set forth in this Article VIII.
(b)    In the event that any claim is asserted in writing or any Action is commenced or threatened in writing by a third party involving a claim for which an Indemnifying Party may be liable to an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall give written notice to the Indemnifying Party promptly (and in any event within 30 days) after the Indemnified Party receives written notification of such Third-Party Claim, specifying in reasonable detail the factual basis of such Third-Party Claim (together with a copy of all material pleadings to date in respect thereof), stating the amount of Losses (if known), containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with the prior sentence shall not constitute a waiver of that Party’s rights to indemnification pursuant to this Agreement, except to the extent that any such failure or delay materially prejudices the Indemnifying Party. The Indemnifying Party shall have fifteen (15) days from its receipt of notice in respect of a Third-Party Claim to notify the Indemnified Party whether or not the Indemnifying Party desires, by counsel of its own choosing and reasonably satisfactory to the Indemnified Party, to defend against such Third-Party Claim, but only if the Indemnifying Party undertakes to indemnify the Indemnified Party for such matter, subject to the limitations set forth in this Article VIII. If the Indemnifying Party undertakes to defend against such Third-Party Claim (i) the Indemnifying Party shall diligently defend and protect the interests of the Indemnified Party with respect to such Third-Party Claim and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement, compromise or judgment, unless the settlement, compromise or judgment (A) relates solely to monetary damages for which the Indemnified Party is entitled to indemnification under Section 8.2 or Section 8.3 for the full amount of such monetary damages and (B) includes, as an unconditional term thereof, the full release of the Indemnified Party from all liability in respect of such Third-Party Claim. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to engage separate counsel and to participate in the defense of any Third-Party Claim which the Indemnifying Party shall have undertaken to defend, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (1) the engagement of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (2) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest or (3) the Indemnifying Party fails to diligently defend such Third-Party Claim within ten (10) days after receiving notice of such failure from the Indemnified Party. Notwithstanding anything to the contrary set forth herein, the Indemnifying Party shall not be entitled to defend against any Third-Party Claim, but rather the Indemnified Party shall be entitled to assume and control such defense, if the Indemnified Party is entitled to be indemnified against such Third-Party Claim pursuant to Section 8.2 or Section 8.3 and (i) such Third-Party Claim seeks non-monetary, equitable, or injunctive relief, or would otherwise impose criminal liability or damages or (ii), in the case where the Indemnified Party is a Buyer Indemnitee, (A) the amount sought with respect to such Third-Party Claim is subject to and exceeds the Indemnification Limit, the

Liability Limit or the Aggregate Liability Limit, as applicable, (B) such Third-Party Claim involves a material customer or a material supplier of Buyer (or any of its Affiliates), (C) Buyer reasonably determines that the Third-Party Claim poses a significant legal, regulatory or reputational risk to Buyer or to any of its Affiliates, (D) such Third-Party Claim involves an Action in which the third party is a Governmental Entity or (E) such Third-Party Claim is covered by the R&W Policy and the Losses arising from or related to such Third-Party Claim are (or are reasonably likely to be) in excess of retention under the R&W Policy.
(c)    If the Indemnifying Party does not undertake to defend against such Third-Party Claim within the fifteen (15) day period referenced in Section 8.4(b) above, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense thereof and shall have the sole right to settle, compromise or discharge such Third-Party Claim.
(d)    The Indemnified Party and the Indemnifying Party agree to keep each other reasonably informed of the status of developments with respect to any Third-Party Claim and to make available to each other, their counsel, all non-privileged information and documents available to them which relate to such claim or demand at no cost to the Indemnifying Party (other than for reasonable costs and expenses of the Indemnified Party). The Indemnified Party and the Indemnifying Party and their respective employees also agree to render to each other such assistance and cooperation on a mutually convenient basis as may reasonably be required to ensure the proper and adequate defense of such claim or demand.
(e)    Notwithstanding anything to the contrary contained herein, if and to the extent any indemnification payments may become due and owing to the UK Conveyed Entity pursuant to this Agreement, such payments shall instead be due and owing to Buyer.
(f)    Notwithstanding anything to the contrary contained herein, to the extent the procedures in this Section 8.4 are in conflict with the procedures in the R&W Policy with regard to matters such as notice, control, settlement or defense of claims, the procedures in the R&W Policy shall control, but this Section 8.4(f) shall not relieve the Indemnified Party from its obligations hereunder to give notice to the Indemnifying Party. For the avoidance of doubt, each party and its agents and advisors shall reasonably cooperate with the insurer under the R&W Policy in connection with the defense of any matter which might reasonably constitute a Loss. The insurer under the R&W Policy shall have the right to participate in the defense and settlement of any Third-Party Claim other matter reasonably likely to be covered by the R&W Policy.
Section 8.5    Certain Limitations on Indemnification.
(a)    No Indemnified Party shall be entitled to indemnification in respect of any claim for indemnification unless and until (i) the amount of Losses incurred in connection with any individual claim or series of related claims based on a similar set of operative facts is greater than the De Minimis Threshold and once the De Minimis Threshold has been exceeded, the Indemnified Party may be indemnified for all Losses related thereto (the “Non De Minimis Damages”) and not just the amount in excess of the De Minimis Threshold (but subject to any remaining amount of the Deductible), and (ii) the aggregate amount of Non De Minimis Damages that have finally been determined to be indemnifiable pursuant to this Article VIII exceeds one-half of one percent (0.5%) of the Unadjusted Base Consideration Amount (the “Deductible”), and once the Deductible has been exceeded, the Indemnified Party may be indemnified for all Non De Minimis Damages in excess of the Deductible. Notwithstanding the foregoing, the limitations set forth in this Section 8.5(a) shall not apply to Losses based upon, arising out of, with respect to, or by reason of, any (i) inaccuracy in or breach of any Fundamental Representation, (ii) fraud on the part of any Seller or Buyer or (iii) any claim for indemnification pursuant to Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), Section 8.2(g), Section 8.3(b) or Section 8.3(c).
(b)    The aggregate amount of all Losses for which the Indemnifying Party shall be liable pursuant to Article VIII shall not exceed one half of one percent (0.5%) of the Unadjusted Base Consideration Amount (the “Indemnification Limit”); provided, however, that the Indemnification Limit shall not apply to Losses based upon, arising out of, with respect to, or by reason of, any (i) inaccuracy in or breach of any Fundamental Representation, (ii) fraud on the part of any Seller or Buyer or (iii) any claim for indemnification pursuant to Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), Section 8.2(g), Section 8.3(b) or Section 8.3(c). With respect to the matters set forth in sub-clause (iii) of the preceding sentence (other than covenants that are required to be performed after the Closing), the aggregate liability of the applicable Indemnifying Party shall not exceed fifty percent (50%) of the Unadjusted Base Consideration Amount (the “Liability Limit”). With respect to any claim for indemnification for any inaccuracy in or breach of any Fundamental Representation, the aggregate liability of the Indemnifying Party shall not exceed the Unadjusted Base Consideration Amount (the “Aggregate Liability Limit”). For the avoidance of doubt, neither the Liability Limit nor the Aggregate Liability Limit shall apply to sub-clause (ii) in the third preceding sentence.
(c)    With respect to Buyer Losses claimed pursuant to Section 8.2(a) (except in the case of fraud with respect thereto), and subject to Section 8.5(a), a Buyer Indemnitee shall recover Buyer Losses (i) first, from the Sellers until all Buyer Losses recovered from the Sellers pursuant to Section 8.2(a) (taken together with Buyer Losses recovered from the Sellers pursuant to Section 8.2(b), if any) equal the Indemnification Limit and (ii) second, under the R&W Policy in accordance with its terms.
(d)    Solely with respect to Buyer Losses claimed pursuant to Section 8.2(b), the Buyer Indemnitees shall recover such Buyer Losses (i) first, from the Sellers until all Buyer Losses recovered from Sellers pursuant to Section 8.2(b) (taken together with Buyer Losses recovered from the Sellers pursuant to Section 8.2(a), if any) equal the Indemnification Limit, (ii) second, under the R&W Policy in accordance with its terms and subject to Section 8.5(e) and (iii) third, directly from the Sellers.
(e)    The Buyer Indemnitees shall use commercially reasonable efforts to recover Buyer Losses under the R&W Policy; provided that the Buyer Indemnitees may concurrently seek recovery from the Sellers (subject to the limitations set forth in this Article

VIII) and the R&W Policy and any recoveries from the Sellers shall be subject to the Buyer Indemnitees’ reimbursement obligations set forth in the second sentence of Section 8.5(f).
(f)    The amount of any and all Buyer Losses indemnifiable under this Agreement shall be determined net of any amounts recovered by a Buyer Indemnitee with respect to such Buyer Losses from any third party or under or pursuant to any insurance policy pursuant to which or under which a Buyer Indemnitee has rights other than recoveries under the R&W Policy (unless and to the extent such proceeds are recovered in respect of breaches of or inaccuracies in the Sellers’ Fundamental Representations in excess of the retention under the R&W Policy), it being understood that any amounts recovered under or pursuant to any insurance policy shall be calculated net of any reasonable costs associated with pursuing such insurance proceeds, including any deductible, co-pay, premium increase and other out-of-pocket costs and expenses. If any Buyer Indemnitee receives such recovery from any third party or under or pursuant to any insurance policy after receipt of payment from the Sellers (other than the R&W Policy, unless and to the extent such proceeds are recovered in respect of Sellers’ Fundamental Representations in excess of the retention under the R&W Policy), then such Buyer Indemnitee shall promptly pay over to the Sellers the amount so recovered (after deducting therefrom the amount of all reasonable costs and expenses incurred in procuring such recovery), but not in excess of any amount previously paid by the Sellers to such Buyer Indemnitee in respect of such matter. The Sellers shall not be required to indemnify Buyer pursuant to Section 8.2 against any Losses to the extent that such liability was discharged (whether by payment or by the use or set-off of any relief) on or before Closing.
(g)    In calculating amounts payable to an Indemnified Party, the De Minimis Threshold, the Deductible and the Indemnification Limit, the amount of any loss shall be determined without duplication of any Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of any Tax benefit actually realized by the Indemnified Party with respect to such Loss in the year such Loss is incurred, with the Loss treated as the last item of expense or deduction realized for such year.
(h)    Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to Section 8.2 hereof (other than Section 8.2(d)) (i) as to any fact, matter, circumstance or event for which a specific reserve or accrual is included as a current liability in the final Closing Date Net Working Capital or as a liability (other than a current liability) in balance sheets as of the Balance Sheet Date included in Financial Statements to the extent of such reserve or accrual or (ii) to the extent that the Indemnifying Party is able to prove that any Losses were attributable to such Indemnified Party’s willful misconduct.
(i)    In respect of any Loss for which indemnification may be sought pursuant to Article VIII, the Indemnified Party shall, and shall cause its Affiliates to, take commercially reasonable steps, at the Indemnifying Party’s request and expense, to mitigate any Losses upon becoming aware of any event which gives rise thereto.

(j)    For all Tax purposes, the Parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Closing Consideration Amount except as otherwise required by applicable Law.
(k)    For the avoidance of doubt, amounts in respect of which Buyer may be entitled to indemnification under Section 8.2(c) through Section 8.2(g) shall not be calculated as a multiple of earnings, profits, revenues or sales.
Section 8.6    Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any and all claims arising out of, in connection with or relating to this Agreement and the Transactions shall be indemnification in accordance with Section 5.2(h), Section 5.13, Section 5.26, Section 5.27 and this Article VIII, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any Party and its officers, directors, employees, agents, Affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law. In furtherance of the foregoing, from and after the Closing, each of the Parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, remedies and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such Party (or any Buyer Indemnitees or Seller Indemnitees) may have against any of the Parties arising under, based upon or relating to this Agreement or the Transactions (including under any federal, state or local Law). Notwithstanding the foregoing, this Section 8.6 shall not (i) apply to claims for specific performance or injunctive relief, (ii) apply to claims for fraud, or (iii) operate to interfere with or impede the operation of the provisions of Section 2.3 (providing for the resolution of certain disputes relating to the Purchase Price Adjustments).
Section 8.7    Environmental Claims. In addition to any other limitations that may apply, with respect to any claim for indemnification that Buyer may assert for a misrepresentation or breach of warranty with respect to Section 3.19 (an “Environmental Claim”), Buyer shall not be entitled to recover from the Sellers for any Loss to the extent such Loss: (i) is discovered as a result of Buyer conducting or arranging for sampling on or after the Closing Date of soil, sediment, or groundwater except to the extent such sampling is (A) required of Buyer or any of its Affiliates (including any of the Conveyed Entities) by applicable Environmental Laws or Environmental Permits or requested by any Governmental Entity, (B) required to be conducted in response to a Third-Party Claim or (C) reasonably necessary to respond to or evaluate the potential for a threat to human health or the environment; (ii) remediates conditions of soil, groundwater, or any other environmental medium or vapor intrusion to a standard more stringent than the least stringent standard under applicable Environmental Laws or as requested by any Governmental Entity (including site specific standards using risk-based methodologies and institutional controls, where available) for the continued use of such property in the manner in which it is used as of the date of this Agreement; (iii) is not incurred in a reasonably cost-effective manner permitted by applicable Environmental Law and which does not unreasonably interfere with the use of the Real Property by Buyer or any of its Affiliates (including any of the Conveyed Entities) or the ability to conduct the Conveyed Entities’ operations in the manner conducted as of the Closing and during the 12-

month period prior to the Closing; (iv) arises out of a change in the nature of the operations conducted at the relevant property as of the Closing Date from an industrial or a commercial use to a residential use; or (v) is caused by the negligent acts of Buyer or its Affiliates.
Article IX.
MISCELLANEOUS
Section 9.1    No Other Representations or Warranties. Except as expressly set forth in Article III of this Agreement, no Seller nor any of their respective agents, employees or representatives have made, nor are any of them making any representation or warranty, express or implied, in respect of the Conveyed Entities, nor are any of them making any representation or warranty regarding the accuracy or completeness of any information provided to Buyer or Buyer’s agents, employees or representatives in connection with the negotiation of this Agreement and the consummation of the Transactions, and any such other representations or warranties are hereby expressly disclaimed. Without waiving or limiting its rights set forth in this Agreement, Buyer acknowledges that Buyer is relying on its own investigation and analysis in entering into this Agreement and the consummation of the Transactions and Buyer has undertaken such investigation, and has been provided with and has evaluated such documents and information as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Without waiving or limiting its rights set forth in this Agreement, with respect to any projection or forecast delivered by or on behalf of the Sellers to Buyer, Buyer acknowledges that (v) there are uncertainties inherent in attempting to make such projections and forecasts, (w) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, (x) such projections and forecasts have not been independently verified, reflect various assumptions and may not prove to be correct, (y) it is familiar with each of the foregoing and (z) such projections and forecasts shall not form the basis of any claim (including in contract or tort, at law or in equity under federal or state securities laws or otherwise) against Sellers or their agents, employees or representatives with respect thereto or with respect to any related matter. Buyer and Sellers acknowledge that each is an informed and sophisticated participant in the Transactions and this Agreement and related documents are the product of arms’ length negotiations.
Section 9.2    Choice of Law. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the breach, termination or validity hereof, or the negotiation, execution or performance hereof or the Transactions, in each case whether now existing or hereafter arising, shall be governed by and construed in accordance with the internal Laws of the State of New York except for Laws governing conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
Section 9.3    Dispute Resolution.
(a)    Except as otherwise provided in Section 5.13, any Action between the Parties and or Cobham based upon, arising out of, or relating to this Agreement, or the breach, termination or validity hereof, or the negotiation, execution or performance hereof or the

Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise (a “Dispute”) shall be resolved as set forth in this Section 9.3.
(b)    Any Action in respect of any Dispute, including for any Action for a preliminary injunction to maintain the status quo or prevent irreparable harm, shall be brought exclusively in the United States District Court for the Southern District of New York, or if such court lacks subject matter jurisdiction, in any New York court situated in the County of New York (the “New York Courts”). By executing and delivering this Agreement, each of the Parties and Cobham hereto irrevocably (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the New York Courts for any Action arising from any Dispute; (ii) waives any objections which such Party or Cobham may now or hereafter have to the laying of venue of any such Action contemplated by this Section 9.3(b) and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the New York Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.3(b) in any court other than the New York Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such Party or Cobham at their respective addresses provided in accordance with Section 9.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party or Cobham in the Action, and otherwise constitutes effective and binding service in every respect.
(c)    For the avoidance of doubt, the Parties agree and understand that any Dispute with respect to an Indemnified Party’s entitlement to indemnification under Article VIII shall be subject to the provisions of this Section 9.3.
Section 9.4    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 9.4).
If to Buyer, to:
Viavi Solutions Inc.
20250 Century Boulevard
Germantown, MD 20874
USA
Attention: Kevin C. Siebert, Senior Vice President, General Counsel & Secretary

Email: kevin.siebert@viavisolutions.com
with copies (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza,
New York, NY 10004
USA
Attention: Philip Richter & Warren de Wied

Email: philip.richter@friedfrank.com; warren.dewied@friedfrank.com
If to the Sellers or Cobham, to:
c/o Cobham plc
Brook Road
Wimborne, Dorset, BH21 2BJ
United Kingdom
Attention: Company Secretary
Email: Lyn.Colloff@cobham.com
and
c/o Cobham Holdings Inc.
2121 Crystal Drive, Suite 625
Arlington, VA 22202
USA
Attention:    General Counsel, North America
Email: Bruce.Almquist@cobham.com
with copies (which shall not constitute notice) to:
Bond, Schoeneck & King, PLLC
Avant Building, Suite 900
200 Delaware Avenue
Buffalo, New York 14202
USA
Attention: Joseph P. Kubarek
Email: jkubarek@bsk.com
Section 9.5    Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6    Fees and Expenses. Except as otherwise specified in this Agreement, each Party hereto and Cobham shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Transactions.
Section 9.7    Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties hereto and Cobham with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter.
Section 9.8    Interpretation.
(a)    When a reference is made to an Article, Section, Schedule or Annex, such reference shall be to an Article, Section, Schedule or Annex of or to this Agreement unless otherwise indicated.
(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)    Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. Terms defined in Section 1.1, or otherwise, using the singular may also be set forth using the plural (and when so used denote the plural of the defined term), and vice-versa.
(d)    The word “or” shall be disjunctive but not exclusive.
(e)    All monetary figures shall be in United States dollars unless otherwise specified. Any payments to be made under this Agreement or any other agreement to be entered into pursuant to this Agreement by or to the Sellers or any of their Affiliates shall be in United States dollars. Except as otherwise set forth in this Agreement, where any such payments are to be made and the underlying liability has been calculated in a currency other than United States dollars, the underlying liability shall be converted into United States dollars at the noon buying rate as quoted by the Wall Street Journal on the Business Day prior to the date of payment. For the purposes of determining whether the monetary limits referred to in Section 8.5 apply, liabilities in a currency other than United States dollars shall be converted into United States dollars at the noon buying rate as quoted by the Wall Street Journal on the Business Day prior to payment or discharge of such Losses by the Indemnifying Party.
(f)    The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.
(g)    Any reference to the Laws of one jurisdiction shall, when expressed to apply in relation to a Conveyed Entity incorporated in another jurisdiction, be interpreted (to the extent possible) as a reference to the equivalent Laws of the relevant jurisdiction of the Conveyed Entity in question.

(h)    This Agreement was prepared jointly by the Parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.
Section 9.9    Precedence. To the extent there is any conflict between this Agreement and any other Transaction Document, this Agreement shall govern unless this Agreement or the applicable Transaction Document expressly states otherwise.
Section 9.10    Disclosure. The Seller Disclosure Schedule is incorporated into and forms an integral part of this Agreement. Any matter disclosed in any Section of the Seller Disclosure Schedule shall be considered disclosed with respect to each other Section of such Schedule to the extent such disclosure is reasonably apparent from the face of such disclosure, but only to the extent of such disclosure. The inclusion of information in any Section of the Seller Disclosure Schedule shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.
Section 9.11    Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Sellers and Buyer. Except as otherwise provided in this Agreement, any failure of any Party or Cobham to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 9.12    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and, except for Section 5.7 and Article VIII, nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder. This Agreement may only be enforced against the named Parties hereto and Cobham. All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto or Cobham, and no officer, director or employee of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 9.13    WAIVER OF JURY TRIAL. THE PARTIES AND COBHAM HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN

CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS OR DOCUMENTS.
Section 9.14    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
Section 9.15    Counterparts; Facsimile or PDF Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties hereto and Cobham notwithstanding the fact that all Parties and Cobham are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile or PDF signatures shall be deemed originals.
Section 9.16    Remedies. The Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.17    No Right of Setoff. No Party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder against any amounts owed by the other Party hereto or any Affiliate of such Party.
Section 9.18    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege. Buyer waives and will not assert, and agrees to cause the Conveyed Entities to waive and to not assert, any conflict of interest arising out of or relating to any representation, after the Closing, of the Sellers or any Affiliate of any Seller, or any of their respective officers, employees, directors or managers, in any matter exclusively involving this Agreement or the Transactions, by any legal counsel that has represented any such Party prior to the Closing. Buyer waives and will not assert, and agrees to cause the Conveyed Entities and each of its other Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication occurring on or prior to the Closing between any legal counsel and the Sellers, the Conveyed Entities, any other Affiliate of the Sellers, or any of their respective officers, employees, directors and managers exclusively relating to this Agreement or the Transactions, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by each Seller, its Affiliates, and their respective officers, employees, directors or managers. Notwithstanding anything to the contrary set forth herein, in the event that dispute arises after the Closing between Buyer, any Conveyed Entity (or any of their Affiliates) and a third Person other than a party to this Agreement, Buyer, the applicable Conveyed Entity (or their applicable Affiliates) may assert the attorney-client privilege to prevent disclosure to such Person of confidential communications between legal counsel and such Conveyed Entity.

Section 9.19    Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and the Sellers and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to any of its Affiliates, which assignment shall not relieve Buyer of its obligations hereunder.
Section 9.20    Performance. Cobham agrees to take all action necessary to cause the Sellers to perform all of their respective agreements, covenants and obligations under this Agreement. Cobham unconditionally guarantees to Buyer the full and complete performance by the Sellers of their respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Sellers under this Agreement. This is a guarantee of payment and performance and not of collectability. Cobham hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Sellers, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.20.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed the day and year first above written.
IFR SYSTEMS, INC.

By: /s/ SCOTT M. WEINER
Name:    Scott M. Weiner
Title:    President

COBHAM HOLDINGS INC. (solely with respect to Section 5.4, Section 5.5(d), Section 5.17 and Section 9.2 through Section 9.20)

By: /s/ SCOTT M. WEINER
Name:    Scott M. Weiner
Title:    Vice President

AEROFLEX TEST SOLUTIONS LIMITED

SIGNED by a duly authorised representative for and on behalf of Aeroflex Test Solutions Limited	/s/KENNETH JOHN MORRISON
Print name: Kenneth John Morrison
Director

LOCKMAN ELECTRONIC HOLDINGS LIMITED

SIGNED by a duly authorised representative for and on behalf of Lockman Electronic Holdings Limited	/s/NIGEL RYND DALY
Print name: Nigel Rynd Daly
Director

VIAVI SOLUTIONS INC.
By:	/s/ OLEG KHAYKIN
Name:	Oleg Khaykin
Title:	Chief Executive Officer